Exhibit 10.12

PROPERTY MANAGEMENT AGREEMENT

BETWEEN

AIMCO DEVELOPMENT COMPANY, LLC,

Owner,

AND

AIR PROPERTY MANAGEMENT TRS, LLC,

Manager

Effective as of December 15, 2020

TABLE OF CONTENTS

		Page
	ARTICLE 1
	APPOINTMENT, TERM AND AUTHORITY

1.1	Definitions and Construction	1
1.2	Appointment	1
1.3	Term	2
1.4	Properties	2
1.5	Authority	2
1.6	Relationship	3
1.7	Representation of Expertise	3
1.8	Cooperation	4

	ARTICLE 2
	TERMINATION

2.1	Termination	4
2.2	Duties Upon Termination or Expiration	4
2.3	Remedies and Survival	5
2.4	Limitation of Owner’s Liability	5

	ARTICLE 3
	COMPENSATION OF MANAGER

3.1	Management Fee	5
3.2	Construction Management Fee	6
3.3	Intentionally Omitted	6
3.4	Expenses/Costs	6
3.5	REIT Savings Provision	8

	ARTICLE 4
	RESPONSIBILITIES OF MANAGER

4.1	Performance of Duties, Generally	8
4.2	Specific Duties of Manager	8
4.3	Rent Board Hearing	18
4.4	Duties of Manager Generally	18
4.5	Emergency Expenditures	19
4.6	Insurance	19

	ARTICLE 5
	PERSONNEL

5.1	Employment of Personnel	20

i

5.2	Schedule of Employees	20

	ARTICLE 6
	COMPLIANCE WITH LAWS

6.1	Compliance	20
6.2	Contests	21
6.3	REIT Qualification and Protection	21

	ARTICLE 7
	ACCOUNTING AND FINANCIAL MATTERS

7.1	Electronic Records	21
7.2	Reporting	22
7.3	Periodic Meetings	22
7.4	Owner’s Right to Conduct Audit	22

	ARTICLE 8
	BANK ACCOUNTS

8.1	General	22
8.2	Closing Bank Accounts	22
8.3	Reconciliation	23
8.4	Accounts Payable	23
8.5	Cash Management	23

	ARTICLE 9
	ANNUAL BUSINESS PLAN AND BUDGET
9.1	Annual Business Plan and Budget	24

	ARTICLE 10
	DUTIES OF OWNER
10.1	Duties of Owner	25

	ARTICLE 11
	INDEMNIFICATION AND INSURANCE

11.1	Indemnification	25
11.2	Owner’s Insurance	27
11.3	Manager’s Insurance	27
11.4	Evidence of Insurance	29
11.5	General Insurance Provisions	29
11.6	Mutual Waiver of Subrogation	29
11.7	Manager’s Duties in Case of Loss	29
11.8	Survival	30

	ARTICLE 12
	NOTICES

12.1	Notices	30

	ARTICLE 13
	LIMITATIONS

13.1	Assignment Restrictions and Rights	31
13.2	Limitation of Authority	31

	ARTICLE 14
	CONFIDENTIALITY

14.1	Confidentiality	32

	ARTICLE 15
	LEGAL PROCEEDINGS

15.1	Applicable Law; Waiver of Jury Trial	33
15.2	Arbitration/Dispute Resolution	33
15.3	Cooperation by Manager	37
15.4	Cooperation by Owner	37

	ARTICLE 16
	MISCELLANEOUS

16.1	Entire Agreement	37
16.2	Headings	37
16.3	Successors and Assigns	37
16.4	No Waiver	37
16.5	Severability	37
16.6	No Third-Party Beneficiary	38
16.7	Unavoidable Delays	38
16.8	Subordination	38
16.9	Joint and Several	38
16.10	Exhibits	38
16.11	Counterparts	38
16.12	Consents and Approvals	39
16.13	OFAC Representations, Warranties, and Indemnification	39
16.14	Non-Business Days	39
16.15	No Personal Data	39
16.16	Other Action	40

SCHEDULE 1:	Defined Terms
SCHEDULE 2:	Non-Reimbursable Expenses
SCHEDULE 3	Reporting Obligations

SCHEDULE 4	Approved Annual Business Plan and Budget
EXHIBIT A:	Schedule of Managed Properties
EXHIBIT B:	Management Fee and Construction Management Fee

PROPERTY MANAGEMENT AGREEMENT

THIS PROPERTY MANAGEMENT AGREEMENT (this “Agreement”) is effective as of December 15, 2020 (the “Commencement Date”), by and between AIMCO DEVELOPMENT COMPANY, LLC, a Delaware limited liability company (“Owner”), and AIR PROPERTY MANAGEMENT TRS, LLC, a Delaware limited liability company (“Manager”). Owner and Manager shall collectively be referred to herein as the “Parties”.

RECITALS

A. Owner is the direct or indirect holder of a leasehold interest in certain residential apartment properties located throughout the United States, as more particularly described in Exhibit A attached hereto (each, a “Property” and, collectively, the “Properties”), pursuant to a Master Lease (as defined herein).

B. Manager is in the business of managing and operating properties similar to the Properties, and Manager possesses the personnel, skills and experience necessary for the effective and efficient management and operation of the Properties.

C. Owner desires to engage Manager to provide property management services with respect to the Properties, and Manager desires to accept such engagement, in each case upon the terms, covenants, conditions and provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, Owner and Manager agree as follows:

ARTICLE 1

APPOINTMENT, TERM AND AUTHORITY

1.1 Definitions and Construction. All capitalized terms used and not otherwise defined shall have the meanings ascribed to such terms in Schedule 1 attached hereto. The capitalized words “Section,” “Article,” “Exhibit” and “Schedule” shall refer to a section, article, exhibit or schedule of this Agreement. Paragraph titles or captions contained herein are for reference only and shall in no way define, limit or extend the scope of this Agreement. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) references to an agreement, instrument or other document mean such agreement, instrument or other document, as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; (c) references to law or “Legal Requirements” include any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any governmental authority; and (d) references to a statute mean such statute, as amended from time to time and includes any successor legislation thereto and any regulations and rules promulgated thereunder.

1.2 Appointment. Owner hereby appoints and engages Manager, and Manager hereby accepts the appointment and engagement, as the property manager for the Properties, subject to and upon the terms, covenants, conditions and provisions of this Agreement.

1.3 Term. The initial term (the “Initial Term”) of this Agreement shall commence on the Commencement Date and shall continue in full force and effect until the date that is the first (1st) anniversary of the Commencement Date, unless renewed pursuant to the terms of this Section 1.3 or terminated pursuant to the terms of Section 2.1 hereof. At the conclusion of the Initial Term, this Agreement shall be automatically renewed for periods of one (1) year each (each, a “Renewal Term”), unless either Party desires not to renew the Term of this Agreement and delivers Notice of the same to the other Party at least sixty (60) days’ prior to the end of the Initial Term or the then applicable Renewal Term, as the case may be. The word “Term” shall include the Initial Term and any Renewal Term until the date of expiration or termination of this Agreement (the “Expiration Date”).

1.4 Properties.

(a) In the event that Owner or any of its Affiliates and AIR or any of its Affiliates shall enter into a new master lease after the Commencement Date (such lease, a “New Master Lease”) for certain real property pursuant to the terms and conditions of the MLA (such real property, a “New Leased Property”), Exhibit A hereto shall be deemed automatically amended to add such New Leased Property as a Property hereunder upon at least one hundred twenty (120) days’ (or such other period as the Parties may mutually agree) prior Notice from Owner to Manager.

(b) In the event that Owner or Manager terminate this Agreement with respect to any Property pursuant to the terms of Section 2.1 or Section 16.12(b), this Agreement shall automatically terminate with respect to such Property and Exhibit A hereto shall be deemed automatically amended to remove such Property upon at least thirty (30) days’ prior Notice from Owner to Manager. In addition, in the event that any Master Lease is terminated after the Commencement Date pursuant to the terms and conditions thereof, this Agreement shall automatically terminate with respect to the Property subject to such terminated Master Lease and Exhibit A hereto shall be deemed automatically amended to remove such Property upon at least thirty (30) days’ prior Notice from Owner to Manager.

(c) Notwithstanding that the foregoing additions and removals are automatically effected upon prior Notice from Owner to Manager as set forth above, the Parties shall endeavor to promptly amend this Agreement to reflect such additions and removals.

1.5 Authority.

(a) Manager is hereby granted the authority to enter upon the Properties and to do such acts as are reasonably necessary to perform its obligations and duties, including the Services, pursuant to this Agreement and the Approved Annual Business Plan and Budget; provided that Manager shall have no right or authority, express or implied, to commit or otherwise obligate Owner in any manner whatsoever except to the extent specifically provided herein or in the Approved Annual Business Plan and Budget. Manager shall perform property management services, including those services more specifically described in this Agreement (collectively, the “Services”) in accordance with the Approved Annual Business Plan and Budget (subject to Permitted Variances), the Standards of Conduct and the other terms and conditions of this Agreement.

(b) Manager may not delegate or sub-contract all or any part of its authority, duties, responsibilities and obligations under this Agreement except to Property Management LLC or to a Person that is an Affiliate of AIR and is and remains a taxable REIT subsidiary of AIR, as Manager may from time to time deem appropriate; provided, however, that (i) any authority delegated or sub-contracted by Manager pursuant to the terms of this Section 1.5(b) is subject to the limitations on the rights and powers of Manager expressly set forth in this Agreement, (ii) Manager shall remain liable for, and primarily obligated with respect to, the performance of all of its duties, responsibilities and obligations under this Agreement notwithstanding any such delegation or sub-contracting and shall be responsible and liable for any breach of its authority, duties, responsibilities, and obligations by any Person (and/or its and/or their respective officers and employees) to which it delegated or sub-contracted all or any part of its authority, duties, responsibilities, and obligations hereunder, and (iii) any Person providing Services pursuant to this Agreement (other than Manager) shall not be entitled to receive any separate compensation from Owner (or any of Owner’s Affiliates). Except as set forth in this Section 1.5(b), Manager shall not have the right to (and shall not) delegate or sub-contract the right or obligation to perform Services (or any portion thereof) to any Person or enter into any sub-management arrangement with any Person with respect to the Services hereunder without the prior written consent of Owner. Notwithstanding the foregoing, if Manager engages any third party to provide services in connection with Manager’s performance of its duties pursuant to this Agreement and such services are not management services or of the type normally performed by a property manager or construction manager, any reasonable and documented costs and expenses of such third party for providing such services shall be the responsibility of Owner; and Manager shall be entitled to reimbursement for the same by Owner.

1.6 Relationship. Manager shall be an independent contractor and shall not be an agent, employee, partner or joint venturer of Owner, and neither Manager nor Owner shall represent to any other person that Manager’s relationship to Owner hereunder is other than that of an independent contractor. If Manager owns any interest in, or provides other services to Owner, nothing contained herein shall be deemed to modify, amend or diminish the agreements contained herein and Manager’s responsibilities and duties hereunder shall be considered entirely separate from any other relationship with Owner.

1.7 Representation of Expertise. Manager represents that it is a professional in the field of management of commercial real estate in the areas where the Properties are located and possesses the skills and experience necessary for the effective and efficient management and operation of the Properties, and acknowledges that Owner is relying upon this representation in entering into this Agreement. Owner acknowledges that Manager and its Affiliates engage in various management, leasing and other real estate activities not related to the Properties and may enter into similar activities in the future. Owner acknowledges that the management of a comparable property by Manager or any of its Affiliates shall not be deemed a per se conflict of interest hereunder, provided that Manager complies with its obligations hereunder, including, without limitation, the Standards of Conduct. Manager acknowledges and agrees that it has a fiduciary duty not to divert any existing or potential tenant of any Property to any other building or property in which Manager or any Affiliate has any interest, as a property manager, owner or otherwise, without Owner’s consent; provided, however, that the foregoing restrictions shall not be deemed or interpreted to prohibit the leasing personnel of Manager or any Affiliate from responding to tenants or prospective tenants of any Property or their agents who initiate contact with such leasing personnel for the purpose of leasing space in any other property or building, including, but not limited to, any other property or building for which Manager or any Affiliate of either of them serves as leasing agent.

1.8 Cooperation. Manager shall consult with Owner and Owner shall consult with Manager at either party’s request and to the extent reasonably necessary or appropriate to enable Manager to perform the Services. Manager shall conduct meetings between Owner and Manager from time to time as reasonably necessary or appropriate to enable Manager to perform the Services and its duties and obligations hereunder or as reasonably requested by Owner. Manager shall reasonably cooperate with Owner in all matters relating to the management, operation, maintenance, repair and leasing of the Properties.

ARTICLE 2

TERMINATION

2.1 Termination.

(a) Owner or Manager may terminate this Agreement (or any portion of this Agreement that relates to any single Property) for any reason or no reason whatsoever at any time upon delivery of sixty (60) days’ prior Notice to the other Party hereunder.

(b) Owner may terminate this Agreement immediately following any Final Determination that Manager committed a Material Breach of its duties and obligations hereunder.

(c) Owner or Manager may terminate this Agreement upon thirty (30) days’ prior Notice to the other Party in the event a Bankruptcy Action occurs with respect to the other Party.

(d) In the event of termination pursuant to this Section 2.1, Manager shall effect an immediate and orderly transfer of the management and operation of any or all of the Properties to Owner or to an agent designated by Owner or to the new owner of any or all of the Properties, as the case may be, prior to the effective date of such termination.

2.2 Duties Upon Termination or Expiration.

(a) Promptly upon the Expiration Date, in addition to any other requirements set forth in this Agreement, Manager shall deliver to Owner (or Owner’s designee) all materials, supplies, keys, Leases, contracts, other documents, insurance policies, plans, specifications, permits, licenses, promotional materials, unpaid bills and such other papers and records (including general correspondence, but excluding any of Manager’s Confidential Information that does not relate to the operation of the Properties) as pertain to this Agreement, the operations of the Properties or the performance of Manager’s duties hereunder. Manager, without recourse or warranty, shall assign any rights Manager may have in and to any existing contracts relating to the operation and maintenance of the Properties as Owner shall desire or require, to the extent that such contracts are assignable. Manager shall provide Owner with a schedule of, and surrender and assign to Owner, to the extent assignable, any and all licenses, permits, and other authorizations or property required for the operation of the Properties that are in the name of Manager.

(b) Manager shall deliver to Owner a final accounting (prepared in accordance with Owner’s request) of the Properties and pay over any remaining balance maintained by manager for the benefit of Owner with respect to this Agreement or the Properties as soon as reasonably practicable following the Expiration Date. Such final accounting shall set forth all current income, all current expenses and all other expenses contracted for on Owner’s behalf but not yet incurred in connection with the Properties. The final accounting shall also include all other items reasonably requested by Owner.

(c) Within thirty (30) days after the Expiration Date, Manager shall deliver to Owner all reports and information required by Section 7.2 for any period prior to the Expiration Date not covered by the reports previously delivered to Owner.

(d) The terms of this Section 2.2 shall survive the Expiration Date.

2.3 Remedies and Survival. If Owner terminates this Agreement pursuant to Section 2.1(b) or Section 2.1(c), Owner may exercise any and all remedies available at law or in equity unless and to the extent expressly limited herein. If Manager terminates this Agreement pursuant to Section 2.1(c), Manager may exercise any and all remedies available at law or in equity unless and to the extent expressly limited herein. Upon the Expiration Date, both parties shall remain liable for all obligations under this Agreement accrued and not fully performed. The terms of this Section 2.3 shall survive the Expiration Date.

2.4 Limitation of Owner’s Liability. Owner’s liability to Manager hereunder shall be limited to its interest in the Properties and Manager shall not look to any other property or assets of Owner or the property or assets of any of the Owner Indemnified Parties in seeking either to enforce Owner’s obligations under this Agreement or to satisfy a judgment for Owner’s failure to perform such obligations. No Protected Person shall be liable for the performance of Owner’s obligations under this Agreement. The terms of this Section 2.4 shall survive the Expiration Date.

ARTICLE 3

COMPENSATION OF MANAGER

3.1 Management Fee. In consideration of the Services, Owner shall pay (or shall cause the applicable Property Owner to pay) to Manager the Management Fee specified in Exhibit B attached hereto and made a part hereof. The Management Fee shall be payable monthly in arrears, commencing with the first full calendar month after the month in which the Commencement Date occurs. Manager shall be permitted to issue a check or withdraw funds for payment of the Fees payable hereunder from the Central Account so long as such Fees are specifically permitted by the Approved Annual Business Plan and Budget and Manager has delivered to Owner an invoice documenting such Fees; provided, further, that (a) Manager shall deliver to Owner on the last day of each calendar quarter, a written statement, with reasonably appropriate backup documentation reconciling the amount of Fees due and paid to Manager for such quarter, and (b) Owner shall promptly pay any amounts due to Manager, or Manager shall promptly deposit any overpayment amounts into the Central Account. The Management Fee shall be pro-rated for partial months at the beginning and end of the Term, if applicable.

3.2 Construction Management Fee. If applicable, in consideration of the services performed by Manager as construction manager in an on-site management capacity, including, without limitation, the services described in Section 4.2(e) hereof, with respect to any Material Construction Work performed pursuant to this Agreement, Owner shall pay (or shall cause the applicable Property Owner to pay) to Manager the Construction Management Fee specified in Exhibit B attached hereto. Such Construction Management Fee shall be payable monthly in arrears.

3.3 Intentionally Omitted.

3.4 Expenses/Costs.

(a) Manager shall be responsible for all costs and expenses of Manager not directly associated with its performance of the Services and its duties and obligations hereunder, including, but not limited to, the costs and expenses listed on Schedule 2 or any other costs or expenses specifically allocable to Manager hereunder. Owner hereby acknowledges and agrees that subject to the foregoing sentence, to the extent that the following costs and expenses are incurred, such costs and expenses shall be the responsibility of Owner, and not of Manager, hereunder, in each case to the extent included in the Approved Annual Business Plan and Budget (subject to Permitted Variances), or that are otherwise consented to by Owner in writing:

(i) Operating expenses of each Property, as outlined in the Approved Annual Business Plan and Budget (subject to Permitted Variances) and incurred through renting, servicing, maintaining or repairing each Property, including, but not limited to, labor costs associated with repairs, gas, water, electricity, sewer and other utilities not separately metered or directly addressed to the Tenants of each Property, and such other expenses in connection with the Properties as may be authorized by Owner, and all such operating expenses shall be reimbursed to Manager if advanced and shall be separate and apart from payment of the Fees;

(ii) Real estate taxes, assessments, personal property taxes or charges and any other taxes or assessment levied against any Property;

(iii) Costs to correct any violation of federal, state, county and municipal laws, ordinances, regulations, and orders relative to the leasing, use condition, operation, repair and maintenance of the Properties, or relative to the rules, regulations or orders of the local board of fire underwriters or other similar body, or the requirements of any insurance policy covering any Property, so long as such violations were not caused by the gross negligence, fraud, willful misconduct or criminal act of Manager or any of its employees or agents;

(iv) Costs of collection of delinquent rentals;

(v) Costs and expenses relating to Manager’s shared service center, accounts payable and procurement, revenue management and any substitute on-site personnel assigned to or required at any Property (typically referred to by Manager as “fire fighters”);

(vi) Costs and expenses relating to advertising and marketing the Properties in accordance with the terms of this Agreement;

(vii) Costs of supplies required for use at any Property for the benefit of such Property, but not including costs of supplies at Manager’s general corporate office, which shall be considered overhead of Manager;

(viii) Costs of rent and other charges relating to Manager’s regional offices;

(ix) Costs of capital expenditures;

(x) Bank service charges pertaining to accounts for the Properties;

(xi) Leasing commissions for outside brokers with respect to any residential or retail Leases to the extent the use of an outside broker, and the fee to be paid to such outside broker, is pursuant to the terms of this Agreement;

(xii) Reasonable legal fees of attorneys for services rendered for any Property in accordance with the terms of this Agreement;

(xiii) Costs of Owner-approved consulting fees (including but not limited to tax, elevator, environmental and engineering consultants);

(xiv) Postage, overnight delivery, messenger and similar charges with respect to correspondence related to the Properties;

(xv) Costs and expenses related to Manager’s preparation and filing of any petitions with the local rent board or other government agency which regulates rents and evictions for certain residential rental units where each Property is located (“Rent Board”) related to such Property, including, but not limited to, preparing and filing any petitions to passthrough certain costs and expenses to Tenants;

(xvi) Costs and expenses related to Manager’s attendance at and/or representation of Owner at Rent Board hearings; and

(xvii) Costs, expenses, fees and reimbursements which are expressly reimbursable or payable by Owner pursuant to this Agreement.

(b) The foregoing enumeration of expenses relating to each Property is not intended to be exclusive, and subject to the terms of this Agreement, Manager shall be entitled to make disbursements from the Central Account for other expenses incurred or paid by Manager to the extent those expenses are related to any Property and are set forth in the Approved Annual Business Plan and Budget (subject to Permitted Variances).

3.5 REIT Savings Provision. In the event that counsel or independent accountants for AIR or any REIT investor in AIR (each, a “Manager REIT”) determine that there exists a material risk that any Manager REIT shall fail to meet the REIT Requirements for a taxable year as a result of payments under this Agreement, the amount paid to Manager pursuant to this Agreement in any tax year may not exceed the maximum amount that can be paid to Manager in such year without causing any Manager REIT to fail to meet the REIT Requirements for such year. If the amount payable for any tax year under the preceding sentence is less than the amount that Owner would otherwise be obligated to pay to Manager pursuant to this Agreement (the “Excess Amount”), then Owner shall place the Excess Amount in escrow and shall not release any portion thereof to Manager, and Manager shall not be entitled to any such amount, unless and until Manager delivers to Owner a letter from the independent accountants of AIR indicating the maximum amount that can be paid at that time to Manager without causing any Manager REIT to fail to meet the REIT Requirements for any relevant taxable year, in which case such maximum amount shall be paid to Manager. The obligation to pay any amount which is not paid as a result of this Section 3.5 shall terminate five (5) years from the original date such amount would have been payable without regard to this Section 3.5 and Manager shall have no further right to receive any such amount.

ARTICLE 4

RESPONSIBILITIES OF MANAGER

4.1 Performance of Duties, Generally. Subject to the provisions of this Agreement, during the Term, Manager agrees, for and in consideration of the Management Fee set forth above, to manage and operate the Properties on behalf of Owner and for the account of Owner, and to perform all Services and all of its duties and obligations hereunder, in each case in accordance with the Standards of Conduct and the Approved Annual Business Plan and Budget (subject to Permitted Variances). Manager agrees to maintain systems and personnel sufficient to enable it to carry out its duties, obligations and functions under this Agreement.    Manager shall institute and supervise all operational activities for the Properties, including, but not limited to, cleaning, security, waste removal and maintenance, landscaping, window washing, maintenance and operation of wireless services and equipment, maintenance and operation of central plant and other HVAC equipment, and all necessary maintenance of and repairs to the Properties. Manager shall be responsible for implementing all aspects of access to and security for the Properties as determined by Owner from time to time. If the Central Account does not contain sufficient funds to pay all costs and expenses of Owner, Manager shall promptly deliver written notice of such deficiency to Owner (together with sufficient detail as to the amounts required and the reasons therefor), but Manager shall have no obligation to expend its own funds therefor.

4.2 Specific Duties of Manager. Without limiting the generality of Section 4.1 above, Manager shall have the following duties and shall perform the following Services:

(a) Legal Counsel. Except as expressly set forth herein, Manager shall not retain independent legal counsel on behalf of Owner or any Property Owner without obtaining Owner’s prior written approval, in each instance, unless such independent legal counsel is otherwise approved as part of the Approved Annual Business Plan and Budget. In addition, Manager shall not expend any legal fees, costs or expenses in excess of the amount approved in the Approved Annual Business Plan and Budget (subject to Permitted Variances) without obtaining Owner’s prior written approval, in each instance.

(b) Collection of Revenues and Lease Enforcement.

(i) Manager shall use diligent efforts to demand, collect and receive (A) all rents, utility charges, common area charges, insurance charges, and real estate and personal property tax and assessment charges, (B) all other pass-through or bill-back charges, sums, costs or expenses of any nature whatsoever payable by Tenants under the terms of any or all of the Leases and any other agreements relating to all or any portion of any Property (except for any Master Lease), including, without limitation, any method of calculating a resident’s utility bill based on factors such as occupancy rate or square footage that may be implemented, and (C) all other revenues, issues and profits accruing from any Property (including, without limitation, any and all license, service or other agreements affecting such Property). All monies so collected shall be deposited into the applicable Property Account in accordance with the terms of this Agreement.

(ii) Manager may terminate any Lease, lock out a Tenant, institute suit relating to use and occupancy, or proceedings for recovery of possession, or take any other material legal action in connection with each Property in accordance with the terms of Section 4.2(a) hereof. All out-of-pocket legal expenses incurred by Manager in bringing any suit or proceeding in accordance with the terms of Section 4.2(a) hereof shall be for Owner’s account and at the Owner’s expense.

(iii) Security deposits (whether they are cash, letters of credit, securities or any other form) shall be maintained by Manager in accordance with all Legal Requirements and the applicable terms of the Lease to which such security pertains. A separate account, or one or more separate accounts, shall be opened by Manager (hereinafter the “Security Deposit Account”), in accordance with the terms hereof. The Security Deposit Account shall be maintained in accordance with Legal Requirements and, shall be with an FDIC-insured banking institution reasonably acceptable to Owner. The Security Deposit Account shall be used only for maintaining Tenant security deposits. The depository shall be informed that the funds are held in trust for Owner. Manager may not under any circumstances write a check on the Security Deposit Account payable to or in favor of Manager or any Affiliate of Manager. Manager shall maintain detailed records of all security deposits relating to each Property. To the extent permitted under Legal Requirements, any interest credited to the Security Deposit Account from time to time shall be paid to Owner. Notwithstanding anything herein contained to the contrary, Manager may, in its reasonable discretion, access and use the security deposits, including funds held in the Security Deposit Account, for the payment of any of the costs and expenses incurred in accordance with the Approved Annual Business Plan and Budget as described in Section 3.4(a) of this Agreement (subject to any Permitted Variances) without Owner’s prior written approval so long as such amounts are properly booked and recorded and such records are open for inspection at Manager’s office, at reasonable times, by Owner’s employees and agents. Such access and use of the security deposits shall not relieve Manager of its duties and obligations to comply with all Legal Requirements regarding security deposits and the applicable terms of the Lease to which security pertains. Manager shall not collect any rents, charges, or revenues more than one (1) month in advance of when the same shall be due and payable under any Lease (except to the extent such advance payment is otherwise approved by Owner in writing).

(c) Contracts; Authority to Sign; Contractor Requirements.

(i) Manager agrees to negotiate, enter into in its own name, or as the agent of Owner or the applicable Property Owner, and thereafter supervise the performance of all trade, service and supply contracts that are entered into in accordance with the Approved Annual Business Plan and Budget and are reasonably required in the reasonable and ordinary operation of each Property, including, without limitation, contracts for elevator maintenance, gas, electricity, water, and all other utilities and the maintenance thereof, telephone, cleaning, groundskeeping, snow removal, security, pest control and other services as set forth in the Approved Annual Business Plan and Budget (collectively, the “Contracts”); provided, however, that Manager shall not enter into or amend, supplement or modify any Material Service Contract without obtaining Owner’s prior written consent. Unless otherwise provided herein or approved by Owner in writing, Manager shall, at the expense of Owner, in accordance with the Approved Annual Business Plan and Budget, duly and punctually pay and perform on behalf of Owner all obligations under the Contracts and enforce and preserve the rights of the contracting party and the obligations of the other parties under such Contracts, but Manager shall have no obligation to expend its own funds therefor. Manager shall have the right to arrange for the purchase by Owner, at Owner’s expense, in an economical and efficient manner of all inventories, supplies and equipment which, in the ordinary course of business, are commercially reasonably necessary and appropriate to maintain and operate each Property in accordance with the Standards of Conduct and the Approved Annual Business Plan and Budget (subject to Permitted Variances). No Contracts shall exceed the costs set forth in the Approved Annual Business Plan and Budget (subject to Permitted Variances), unless otherwise approved by Owner in writing. Manager shall promptly deliver original counterparts of all Contracts to Owner at Owner’s request or, if not so requested, hold the same on Owner’s behalf.

(ii) Unless otherwise provided herein or in the Approved Annual Business Plan and Budget, Manager shall only have the authority to enter into, modify, amend and terminate Contracts if such Contracts are not Material Service Contracts. If Owner fails to approve or reject any Material Service Contract within five (5) Business Days after receipt of such request from Manager, Owner shall be deemed to have approved such Material Service Contract.

(iii) Manager shall use diligent good faith efforts to ensure that no third parties providing services to or performing work at or in connection with the Properties may do so without a written contract being in effect, including for change orders.

(iv) Manager shall promptly notify Owner upon learning of any material default, or event of default or event which, with the giving of notice or the passage of time or both, would or could be reasonably likely to constitute a material default or a material event of default by any other party under any Contract. In the event of any material default or material event of default by any other party under any Contract, Manager shall consult with Owner concerning the action to be taken with respect thereto and, at the expense of Owner, take such action as Owner shall direct with respect to such default or event of default.

(v) Each of Manager and Owner shall promptly notify the other upon receiving any written notice of default by Manager, Owner or Property Owner, as the case may be, under any Contract (and shall furnish a copy of the notice received by it with its notice to the other Party) or upon obtaining actual knowledge of any default, or event of default under any Contract. In the event of any such notice, default or event of default, Manager shall consult with Owner concerning the action to be taken with respect thereto and, at the expense of Owner, shall take such reasonable action with respect thereto as Owner shall direct.

(d) Repairs and Maintenance.

(i) Subject to (and without interfering with) the terms of the MLA and the Master Lease, Manager shall use commercially reasonable efforts to keep each Property in good order and repair and in a condition in accordance with standards customary for apartment and retail properties in the cities in which the Properties are located and reasonably acceptable to Owner, and, at Owner’s expense in accordance with the Approved Annual Business Plan and Budget, to make all repairs and replacements that Owner is obligated to make under the Leases, the Approved Annual Business Plan and Budget, any Loan Documents, Legal Requirements, and/or any insurance requirements. Manager shall arrange for periodic systematic inspections of the building systems by qualified contractors and if appropriate, consult with, and make recommendations to, Owner concerning the condition of each Property and the necessity for maintenance, repair, alteration or restoration thereof, the costs of any such inspections, repairs, alterations or restorations to be at Owner’s expense in accordance with the Approved Annual Business Plan and Budget. Manager agrees to promptly notify Owner upon obtaining actual knowledge that the condition of any Property fails to meet the above-specified standard of maintenance and repair. Except to the extent that such repairs, maintenance, replacements, substitutions, improvements or additions (x) have been provided for in the Approved Annual Business Plan and Budget (subject to Permitted Variances), (y) relate to an Emergency as provided for in Section 4.5 of this Agreement or (z) shall not exceed the sum of $20,000.00, individually or in the aggregate, all repairs, maintenance, replacements, substitutions, improvements and additions to any Property shall be undertaken or made by Manager only after securing Owner’s prior written approval (which may be granted or withheld in Owner’s sole discretion).

(e) Supervision of Construction.

(i) Subject to (and without interfering with) the terms of the MLA and the Master Lease, Manager shall use commercially reasonable efforts to manage, supervise, oversee and facilitate all repairs, construction, maintenance, replacements, substitutions, improvements, additions and alterations, including, without limitation, Tenant improvements at the Properties, contemplated by the Approved Annual Business Plan and Budget (collectively, “Construction Work”).

(ii) Manager shall publish and distribute work rules for each Property and ensure compliance with such work rules from all contractors, sub-contractors, engineers and people engaged in working on any Property for the benefit of Tenant comfort and non-disturbance and building protection and security without any additional fee or compensation.

(iii) If the cost of any Construction Work is not contemplated by the Approved Annual Business Plan and Budget, Manager shall promptly notify Owner to that effect, which notice shall include a preliminary budget and a detailed description of the scope of the construction management services required to be performed with respect to such Construction Work, and Manager shall not expend any such funds unless the same are approved by Owner.

(iv) Manager shall perform the construction management services with respect to any Construction Work subject to the Approved Annual Business Plan and Budget and Owner’s direction. Manager shall represent Owner in connection with any architectural renovation, asbestos abatement and life safety/operating system alterations to any Property and any action or process in order to cause any Property to abide by the Legal Requirements.

(v) Manager shall cause any and all necessary permits and approvals for any Construction Work to be obtained and to be in full force and effect for as long as is required by Legal Requirements.

(vi) Manager shall ensure that all appropriate insurance for any Construction Work has been obtained and is in effect and shall oversee the administration of all applicable construction contracts.

(vii) Subject to subsection (iv) above, Manager’s responsibilities in performing the construction management services it is engaged to perform shall include, without limitation: (1) analyzing plans and specifications and suggesting revisions thereof; (2) suggesting contractors and supervising construction; (3) coordinating, when appropriate, with Owner, Tenants, architects, engineers, contractors and other consultants to prepare and finalize construction plans; (4) identifying and, in accordance with the terms of Section 4.2(c), contracting on behalf of Owner appropriate professional services when required; (5) negotiating all contracts; (6) monitoring the construction schedule and the quality of workmanship (without liability for latent or patent defects); (7) obtaining or causing to be obtained all necessary governmental permits and approvals; (8) obtaining Tenants’ written approval of construction documents for Tenant improvements; (9) coordinating and directing pre-bid conferences with contractors; (10) establishing or causing to be established a project time schedule; (11) administering and coordinating job site construction meetings as necessary to ensure the timely flow of information between Tenants, space planners and contractors; (12) coordinating labor and material suppliers;

(13) managing the change order process, including providing for the payment of any requested change as set forth in any Lease; (14) obtaining and reviewing all necessary lien waivers and releases; (15) reviewing all payment requests pursuant to the contract documents; (16) inspecting the Construction Work; (17) assisting contractors in obtaining notices of completion, certificates of occupancy, or equivalent documents; (18) conducting final walk through with Tenants, space planners and contractors; (19) obtaining Tenants’ written acceptance and acknowledgment of the substantial completion date of the Construction Work, as the case may be; (20) assisting in the preparation of a final punch list which itemizes all work which must be completed or requiring repair or adjustment, and representing Owner during the final inspection of the completed Construction Work; and (21) obtaining from contractors, sub-contractors, material suppliers or other consultants all reasonably available guarantees, instructions, equipment manuals, warranties and all other pertinent documents relating to the Construction Work.

(viii) Manager shall use diligent, commercially reasonable and good-faith efforts to (1) ensure that relations between all Tenants in each Property and Owner during any period of construction in any Property are as good as is possible under the circumstances, and (2) settle any labor disputes which may arise during any period of construction, subject to Section 4.2(a).

(ix) For the avoidance of doubt, any and all contracts entered into pursuant to this Section 4.2(e) shall be subject to the requirements set forth in Section 4.2(c) above.

(x) Owner acknowledges that Manager shall have no responsibility for the actual design and/or performance of Construction Work, and that all liability for the actual performance of such services in accordance with the requirements of the Contracts shall be borne by the third-party service providers pursuant to such Contracts with Owner, except to the extent of Manager’s fraud, bad faith, gross negligence or willful misconduct.

(xi) The Parties shall meet on a monthly basis (unless the Parties otherwise mutually agree) with all appropriate personnel (including asset managers) to assess and review the status and performance of Construction Work.

(xii) Notwithstanding anything to the contrary contained herein, Owner and Manager (A) acknowledge that in connection with the MLA and the Master Lease, Owner and/or its Affiliates may be performing certain development and/or redevelopment work at the Properties, (B) agree that any such work will take precedence over (and be done before) any construction work to be done by Manager hereunder and (C) agree that Manager’s duties hereunder shall at all times be limited to those duties that do not interfere with such development and/or redevelopment work being done by Owner and/or its Affiliates, if any.

(f) Hours. Manager agrees to be available, or cause a representative of Manager to be available, to Tenants of each Property during normal business hours (i.e., from

9:00 A.M. through 5:00 P.M.) on Business Days. Manager shall be on call at all times in the event of an emergency or upon Owner’s reasonable request.

(g) Certifications. When reasonably requested by Owner, Manager shall provide a certification to Owner in order to enable Owner to certify to a lender, a title insurance company, a prospective purchaser of any Property, and/or any other party which Owner may designate that:

(i) the most recent rent roll prepared by Manager (including a listing of security deposits, if any) is true, correct and complete;

(ii) Manager has not received any notices about and has no actual knowledge of any violations of law at such Property, including, without limitation, violations of any building codes or environmental law (or if Manager has received notice or has such knowledge, specifying the nature and extent of such violations);

(iii) Manager has not received any notices about and has no actual knowledge of any condemnation or litigation affecting such Property which is pending or has been threatened in writing (or if Manager has received notice or has such knowledge, specifying the nature and extent of such condemnation or litigation); and

(iv) to the knowledge of Manager, no default by Owner exists under this Agreement or any Lease (or if a default exists, specifying the nature of such default).

(h) Leasing.

(i) Subject to the Approved Annual Business Plan and Budget (including any leasing guidelines as set forth therein), Manager is expressly authorized to, and shall use diligent efforts to, facilitate the leasing of all commercial and apartment rental units within each Property, including, without limitation, establishing Tenant screening standards, collecting rent, managing security deposits, negotiating with Tenants and prospective tenants and for Leases and extensions, renewals, modifications, amendments or terminations thereof, enforcing rights under Leases, advertising each Property and maintaining a detailed rent roll. Manager shall maintain a visible management presence and level of service to tenants at each Property (collectively, “Tenants”). Manager may employ the services of third-party real estate brokers unaffiliated with Manager, subject to the terms and conditions of commission agreement(s) signed with said broker(s). Manager may negotiate and administer such commission agreement(s). Manager shall maintain electronic copies of all Leases.

(ii) All Residential Leases shall be entered into on forms previously agreed to by Owner or that are otherwise approved as part of the Approved Annual Business Plan and Budget (collectively, the “Standard Lease Forms”); provided, however, that no Residential Lease shall have a term of more than forty-eight (48) months (including any renewal term), unless otherwise approved in writing by Owner or as set forth in the Approved Annual Business Plan and Budget. If Owner fails to approve or reject any such Residential Lease within three (3) Business Days after receipt of such request from Manager, Owner shall be deemed to have approved such Residential Lease.

(iii) Manager shall engage and retain legal counsel to perform, on an annual basis (or as required by Legal Requirements or as reasonably requested by Owner in writing from time to time) and at a reasonable cost to Owner, a thorough legal review of all Standard Lease Forms. Manager shall notify Owner if such legal counsel recommends any update or revision to any Standard Lease Form and shall request Owner’s approval of such update or revision (which approval shall not be unreasonably withheld, conditioned or delayed).

(iv) Manager shall be available for communications with Owner and shall keep Owner promptly advised of items affecting each Property, including demands, suits or legal proceedings instituted or threatened against Owner, of which Manager has knowledge. Manager shall not take any action that might prejudice Owner in its defense to a claim based on any loss, damage or injury relating to the ownership, operation and maintenance of any Property and related facilities. Manager shall promptly notify Owner of: (1) to the extent of Manager’s knowledge, any material default under any Lease; (2) to the extent of Manager’s knowledge, any bankruptcy filing or threatened bankruptcy filing affecting a Tenant; (3) to the extent of Manager’s knowledge, any condemnation or litigation affecting any Property which is pending or threatened; and (4) to the extent of Manager’s knowledge, any release or threatened release of hazardous substances in or around any Property. In the event of any such condition, default or event of default, Manager shall consult with Owner, and at the expense of Owner, promptly take such actions as Owner shall direct. Manager agrees to log and handle complaints and requests from Tenants and prospective tenants and to notify Owner of any material complaint by a Tenant (which shall include, without limitation, any complaint, communication or state of facts which could give rise to a rental abatement or a right of setoff, termination or other claim, and/or any complaint which would or could reasonably be expected to cause or result in reputational harm to Owner and/or any direct or indirect investor in Owner). Manager shall cause, as fully as practicable, the compliance of Tenants with the terms, covenants and conditions of their Leases and shall keep Tenants informed of, and shall use diligent efforts to cause all Tenants to comply with, all rules, regulations and Legal Requirements affecting the applicable Property.

(v) Without Owner’s prior written consent, Manager shall not permit any person to occupy any space in any Property unless such occupancy is pursuant to a written Lease (in the case of a Residential Lease, on the Standard Lease Form) or pursuant to the Leases in effect as of the Commencement Date. In addition, unless Manager has obtained Owner’s prior written consent, Manager shall not permit any Tenant to take occupancy of any space at any Property unless such Tenant has delivered to Manager or Owner (1) the security deposit, if any, required under the terms of such Tenant’s Lease, (2) a current certificate of insurance in compliance with the terms and provisions of such Tenant’s Lease, and/or (3) payment of any rent required to be paid prior to the Tenant’s taking occupancy of its demised premises.

(vi) Manager shall deliver to each of the Tenants all notices required to be delivered on behalf of landlord pursuant to the terms of the applicable Lease.

(vii) Notwithstanding the foregoing or anything to the contrary contained herein, for any Property that requires lease-up pursuant to the terms of the applicable Master Lease, Manager shall be responsible for implementing and executing the lease-up for such Property in accordance with the terms and conditions of the lease-up plan agreed to under the applicable Master Lease. In the event the terms and conditions of the lease-up plan for any Property are inconsistent with the terms and conditions of this Agreement, the terms and conditions of such lease-up plan shall govern solely with respect to such Property.

(i) Assistance with Financing.

(i) Intentionally Omitted.

(ii) Manager shall administer and service all financing incurred with respect to Owner and/or the Properties, and periodically review, assess, monitor and supervise the compliance and any non-compliance by Owner with all covenants and all other obligations under or with respect to any Loan Documents, if any, except to the extent such terms and provisions relate solely to the actions or inactions of any Person that is not an Affiliate (or a board member or director appointed by an Affiliate) of Manager. Manager shall perform its duties and obligations hereunder in compliance with any Loan Documents and shall cause Owner and the Properties to comply, at all times, with the terms and conditions of any Loan Documents; provided that Manager is expressly authorized to use its commercially reasonable discretion to establish payment plans with respect to any financing in accordance with the terms and conditions of the Loan Documents and to sell, trade or otherwise transfer any financing subject to the terms and conditions of the Loan Documents. Notwithstanding anything to the contrary in this Section 4.2(i)(ii), in no event shall Manager be in default hereunder for (1) the failure of Owner to satisfy any financial covenants imposed pursuant to any Loan Document, (2) any default or breach under any Loan Document if Owner fails to make sufficient funds available to Manager to service the underlying loan and/or satisfy any other deposits within a reasonable period of time after Manager makes written request therefor, (3) any default or breach under any Loan Document caused by any voluntary transfer of equity interests by Owner or any direct or indirect interest in Owner (other than as a result of any transfer by an Affiliate of Manager), or (4) any actions or inactions of any Person that is not Manager or an Affiliate of Manager, or a board member or director appointed by Manager or an Affiliate of Manager or any Person to whom management duties have been delegated by Manager, so long as Manager acts diligently and reasonably under the circumstances and in accordance with the Standards of Conduct to cause the Owner and the applicable Property Owner, as the case may be, to comply with the Loan Documents as soon as practicable. If the terms of any of the Loan Documents are inconsistent with the terms of this Agreement, Manager shall cause compliance with the Loan Documents. Manager shall promptly notify Owner upon (A) obtaining actual knowledge of any default, or event of default under any financing (mortgage or mezzanine) applicable to any Property, or (B) receiving any written default notice under any financing applicable to any Property (and furnish a copy of the notice received by it with its notice to Owner). In each instance, Manager shall consult with Owner concerning the action to be taken with respect thereto and, at the expense of

Owner (unless the same is Manager’s obligation pursuant to Section 11.1), shall take such action as Owner shall direct.

(j) Taxes and Assessments. Subject to the next succeeding sentence, on Owner’s behalf and at Owner’s expense, Manager shall pay in a timely manner in order to receive all available discounts or reductions of tax liability, before delinquency and prior to the addition thereto of any interest or penalties, all real and personal property taxes and assessments relating to each Property (unless otherwise directed by Owner), and shall make any required filings in conjunction therewith. Manager shall not be obligated to pay any state or local property taxes on Owner’s behalf unless funds are available in the Central Account or Owner has provided a check in the amount of such taxes to Manager; provided that Manager shall promptly notify Owner of any such taxes that are due. Promptly after receipt of any real and personal property tax assessments relating to any Property, Manager shall advise and recommend to Owner whether the amount of any such taxes or assessments should be challenged as inequitable, excessive or improper. In the event that Owner elects to contest any property tax assessment, Manager agrees to manage such contest and/or fully cooperate with Owner and with any person or entity designated by Owner to advise, assist or represent Owner in this regard.

(k) Rules and Regulations. Subject to the approval of Owner, Manager agrees to draft and promulgate reasonable rules and regulations relating to the occupancy, use and operation of each Property (including rules related to signage), and to enforce the same as promulgated, as well as such other reasonable regulations Owner may require from time to time, including, but not limited to, Tenant insurance requirements. Manager shall draft and implement standard operating procedures similar to those in other comparable apartment and retail properties in the cities in which the Properties are located, an organization chart, and emergency, contingency and security plans for each Property.

(l) Other Owner Initiatives. Manager, at Owner’s expense, agrees to respond and comply with, on a timely basis, all other Owner initiatives such as environmental health and safety issues, delivery of an affirmative emergency management plan, completion and filing of applications with applicable utility providers for any available rebates, or other initiatives that are reasonably directed by Owner.

(m) Owner Notification. Manager shall promptly, and in no event later than one (1) Business Day after obtaining knowledge thereof, notify Owner of any of the following:

(i) loss of life;

(ii) life threatening situations;

(iii) legal actions against the Owner or any Property which are pending or threatened in writing;

(iv) fire;

(v) written indoor air quality complaint;

(vi) written notification of significant environmental risk (it being acknowledged by Owner that Manager in discharging these duties does not have special environmental training and qualifications and is not being held to the standard of someone with such special environmental training and qualifications);

(vii) receipt of written notice from any governmental entity relating to the presence or release of any hazardous materials; or

(viii) receipt of any material zoning violations.

(n) Casualty and Condemnation. Manager shall promptly, and in no event later than one (1) Business Day from the time Manager obtains actual knowledge of any casualty or condemnation (or threatened condemnation), provide Owner with notice in reasonable detail of such casualty or condemnation (or threatened condemnation) and promptly investigate and consult with, and make recommendations to, Owner with respect thereto. In the event of any damage to or destruction of any Property by fire or other casualty, Manager shall use its best efforts to, within one hundred eighty (180) days of such casualty, restore the affected portion of such Property to substantially the same condition they were in prior to such event, using insurance proceeds received by Manager from the policies of insurance maintained by Manager pursuant to this Agreement which pertain in whole or in part to such Property. If the cost of restoration exceeds the amount of insurance proceeds received by Manager from the policies of insurance maintained by Manager, Owner shall be responsible to contribute any excess amount needed to restore such Property, unless such casualty was caused by a Material Breach of Manager, in which case such excess amount shall be the responsibility of Manager. Notwithstanding the foregoing, if (i) Manager determines, in its commercially reasonable discretion, that Manager is unable to perform its restoration obligations pursuant to the terms of this Section 4.2(n) or (ii) any material casualty or material condemnation occurs, as determined in Manager’s commercially reasonable discretion, either Party shall have the right to terminate this Agreement with respect to such affected Property upon thirty (30) days’ prior Notice to the non-terminating Party.

4.3 Rent Board Hearing. At Owner’s request, Manager shall represent Owner at Rent Board hearings as may be required.

4.4 Duties of Manager Generally. During the Term and subject to the provisions hereof, Manager shall perform Owner’s obligations with respect to each Property and Manager’s obligations as set forth in this Agreement, including, without limitation, the following, subject to any limitations imposed by the Approved Annual Business Plan and Budget, instructions from Owner, the availability of funds provided by Owner, and actions or failures to act by third parties which are beyond the reasonable control of Manager:

(a) ensure compliance with and performance of all of Owner’s obligations:

(i) as landlord under all Leases;

(ii) as a party to, or subject to, any and all present and future easements, restrictions, covenants, conditions, mortgages and agreements affecting each

Property, including, without limitation, all Loan Documents (if any) (collectively, the “Basic Documents”);

(iii) as a party to any and all Contracts affecting any Property; and

(iv) under any zoning regulations.

(b) use of diligent efforts to ensure compliance with the covenants and obligations of:

(i) Tenants under all of the Leases;

(ii) other parties to, or subject to, the Basic Documents; and

(iii) trade and service providers under Contracts affecting each Property.

(c) with the prior written approval of Owner, subject to the conditions hereinafter set forth, enforcing all of Owner’s rights and remedies in respect of the foregoing.

Manager shall make available to Owner the full benefit of the judgment, experience and advice of Manager’s senior management. Manager shall perform such other services as may be reasonably requested by Owner which are customary for the management of properties of like size and character as the Properties or as may be required for the efficient and businesslike operation of the Properties.

4.5 Emergency Expenditures. As used herein, the term “Emergency” means, individually or collectively, an event of an imminent present threat: (a) to the safety of any Property and/or of material damage or loss to any Property; (b) to the safety of Tenants or others; (c) to the necessary utility or life safety system services to any Property; or (d) that could lead to exposure to criminal liability on the part of Owner or any other direct or indirect investor in any Property, or any employee or agents of any of the foregoing. In the case of an Emergency, Manager is authorized to make repairs to any Property for items that are not contained in the Approved Annual Business Plan and Budget without obtaining Owner’s prior written approval; provided that: (i) reasonable efforts to secure Owner’s prior approval have been made (it being agreed that sending an e-mail message to Owner or attempting to call and, if voice mail is available, leaving a message for the Owner is a reasonable effort); (ii) the repairs are made solely for the purpose of avoiding, preventing or resolving the Emergency; (iii) written notice of the repairs and/or expenditures is thereafter provided to Owner within twenty four (24) hours of commencement; and (iv) thereafter Owner and Manager shall mutually determine in good faith whether any additions, deletions or other changes shall be required to mitigate any adverse impact to the Approved Annual Business Plan and Budget from such Emergency and the attendant repairs and expenditures.

4.6 Insurance. At Owner’s sole cost and expense, Manager shall obtain from established insurance brokerage sources, and maintain in full force and effect during the Term, the insurance policies specified in Section 11.2 below.

ARTICLE 5

PERSONNEL

5.1 Employment of Personnel. Except as otherwise provided for in the Approved Annual Business Plan and Budget, Manager agrees to advance all costs to hire, pay salaries of, supervise and discharge, as appropriate, all employees or independent contractors (the “Personnel”) necessary for the provision of the Services, including, without limitation, the salaries, wages and other compensation and fringe benefits of all Personnel involved directly or indirectly in providing any or all of the Services, including, without limitation, all costs and expenses relating to Personnel and other off-site employees of Manager allocable to time spent on the Properties, and all such costs shall be reimbursable by Owner. Manager shall, in the hiring and retention of all Personnel, select qualified, competent and trustworthy Personnel, who shall in all instances be familiar with the operation of assets similar to the Properties. The selection, terms of employment (including rates of compensation) and termination thereof, and the supervision, training and assignment of duties of all Personnel engaged in the operation of the Properties, shall be the duty and responsibility of, and shall be determined solely by, Manager. All on-site personnel at each Property, if any, shall be employees of Manager and/or vendors to Manager (and not employees of Owner).

5.2 Schedule of Employees. To the extent not already included in the Approved Annual Business Plan and Budget, Manager shall provide Owner with a schedule of Personnel to be employed “on-site” at all times in the direct management of each Property. This schedule shall include the number of employees and their title and salary. Manager shall cause all Personnel to be covered by Manager’s crime/employee dishonesty insurance in accordance with Section 11.3(d).

ARTICLE 6

COMPLIANCE WITH LAWS

6.1 Compliance. Manager shall abide by, and cause the Properties to be compliant with, in all material respects, all federal, state, municipal, governmental, quasi-governmental and/or Department of Buildings laws, rules, regulations, zoning, requirements, orders, statutes, notices, determinations, and ordinances, including, without limitation, the Ellis Act and any other laws or regulations pertaining to affordable housing or rent control, the Americans With Disabilities Act and all environmental laws, relative to the use, operation, repair and maintenance of the Properties and with the rules, regulation or orders of the local Board of Fire Underwriters or other similar body (the “Legal Requirements”) of any federal, state or municipal authority to the extent applicable from time to time during the Term with respect to the Properties or the performance of Manager’s obligations under this Agreement and with all regulations, contracts, leases, permits, licenses, ordinances, declarations, conditions, restrictions, covenants and easements affecting or related to the Properties or the performance of Manager’s obligations under this Agreement. Manager shall promptly remedy any violation of any such Legal Requirements of which Manager becomes aware, including any Tenant violations, all at Owner’s expense in accordance with the Approved Annual Business Plan and Budget (subject to Permitted Variances). If the cost of compliance exceeds the Approved Annual Business Plan and Budget and is not an Emergency, Manager shall not take any action with respect to such violation except to notify Owner promptly and obtain Owner’s approval prior to authorizing the expenditure. When more than such amount is required or if the violation is one for which Owner might be subject to penalty, Manager shall promptly notify Owner. Manager shall immediately with all due diligence eliminate or discontinue such use or condition to the extent any use or condition exists at any Property which violates any Legal Requirements or which void or would void any policy of insurance covering any Property or render any loss incapable of collection thereunder.

6.2 Contests. Manager shall notify Owner of any violation or alleged violation of any of the Legal Requirements immediately after becoming aware of same. Owner shall have the right to contest any such allegation and postpone compliance pending the determination of such contest, if so permitted by law, provided such postponed compliance shall not subject Owner, Manager or any partner, member, shareholder, client or employee of Owner or Manager to criminal liability or subject any Property or any part thereof to being condemned or vacated or have the certificate of occupancy for any Property be suspended or threatened to be suspended by result of such non-compliance or by means of such contest.

6.3 REIT Qualification and Protection.

(a) Manager acknowledges that certain Persons owning a direct or indirect interest in Owner (each, an “Owner Parent REIT”) have elected to be treated as real estate investment trusts (“REITs”) within the meaning of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”). Manager shall use best efforts to comply with all reasonable requests of Owner related to compliance with any reporting or action required by law of REITs. Accordingly, Manager agrees, and agrees to cause its Affiliates, to use best efforts to: (a) operate the Properties in a manner such that the Properties generate rental income that qualifies as “rents from real property” under Section 856(d) of the Code and to avoid incurring (x) any tax on prohibited transactions under section 857(b)(6) of the Code and (y) any tax on redetermined rents, redetermined deductions, and excess interest under section 857(b)(7) of the Code (determined as if Owner were a REIT); and (b) provide reporting and projections for purposes of complying with certain REIT requirements, including, without limitation, the provisions of Sections 856 through 860 of the Code (the “REIT Requirements”).

(b) Without limiting the foregoing, Manager shall avoid having services furnished or rendered to the Tenants of any Property that would cause an Owner Parent REIT to receive “impermissible tenant service income” within the meaning of Section 856(d)(7) of the Code if performed by an Owner Parent REIT itself, unless such services are furnished or rendered by a taxable REIT subsidiary of each Owner Parent REIT that is paid an arm’s-length compensation for furnishing or rendering such services.

ARTICLE 7

ACCOUNTING AND FINANCIAL MATTERS

7.1 Electronic Records. Manager shall maintain electronic records, files and accounts relating to the operations of each Property. Such records, files and accounts shall be provided to Owner and its representatives (including Owner’s accountants, consultants, attorneys, direct and indirect investors and any other party) at reasonable times, upon reasonable prior notice to Manager. Upon request during the Term (which notice may (at Owner’s option) specify the parties to which such records shall be made available), and upon the Expiration Date, all such records, files and accounts shall be forthwith turned over to Owner so as to ensure the orderly continuance of the operation of the Properties.

7.2 Reporting.

(a) Manager shall comply with the reporting obligations specified in Schedule 3 attached hereto. The Parties may mutually agree to modify or amend such reporting obligations and, upon such agreement, the Parties shall replace Schedule 3 with a new Schedule 3 reflecting such modification or amendment.

(b) In addition to the reporting requirements contained in this Agreement, Manager shall comply with any and all reporting obligations contained in any Loan Documents.

7.3 Periodic Meetings. After receipt by Owner of the reports referred to in Section 7.2, Owner, Manager and other personnel engaged or involved in the management and operation of each Property shall meet to discuss the results of operations for the preceding month.

7.4 Owner’s Right to Conduct Audit. Owner shall, at its sole cost and expense, have the right to conduct an audit of any Property’s operations by using its own internal auditors or by employing independent auditors (an “Audit”). Should Owner’s employees or agents discover either weaknesses in internal control or errors in record keeping, these shall be communicated to Manager in writing. Manager shall promptly correct such discrepancies either upon discovery or after notification by Owner. Manager shall inform Owner in writing of the action taken and to be taken to correct such Audit discrepancies. The accounts and all other records relating to or reflecting the operations of any Property shall be available to Owner and its auditors at Manager’s office, at all reasonable times, for examination, audit, inspection, transcription and reproduction. Each of Owner and Manager agrees to pay to the other any adjustments in amounts due and owing from such party within fifteen (15) days following such party’s receipt of the Audit. If any Audit discloses overpayments to Manager in excess of five percent (5%) of all amounts paid by Owner to Manager during the applicable period, Manager shall reimburse Owner for all reasonable costs incurred by Owner in connection with such Audit.

ARTICLE 8

BANK ACCOUNTS

8.1 General. Manager shall establish and maintain the Property Accounts, and shall maintain the Central Account, at any FDIC insured banking institution reasonably acceptable to Owner. Owner shall be a signatory to all accounts established and maintained by Manager in connection with its obligations under this Agreement, including, without limitation, the Property Accounts, the Central Account and the Security Deposit Account and shall, at all times, have access to, and the right to withdraw funds from, all such accounts.

8.2 Closing Bank Accounts. Unless directed otherwise by Owner in writing, Manager is not permitted to close any bank accounts related to the Properties. All items relating to bank account closings are to be coordinated through Owner. Manager shall process cash activity at the Expiration Date in accordance with Owner’s instructions. Manager is responsible for final bank account reconciliation at the time of close out or transfer of any account established hereunder. At the termination of this Agreement, Manager shall verify and pay all appropriate invoices relating to the period of time prior to termination and shall transfer any funds remaining in the Central Account to Owner.

8.3 Reconciliation.

(a) Manager shall reconcile all bank accounts in a timely manner and include such reconciliation(s) with the monthly reporting package by the package due date.

(b) Any issues relating to timely receipt of the monthly bank account statement (based on the established bank account statement cut-off date) shall be directed by Manager towards the banking institution and promptly brought to the attention of Owner.

8.4 Accounts Payable. All property related invoices are to be paid by Manager, and shall be at Owner’s expense to the extent such invoices are for expenses incurred pursuant to the performance of obligations under this Agreement and Owner is responsible therefore pursuant to the terms of this Agreement. Manager is responsible for obtaining tax identification numbers for its vendors, for tracking payments made to them during each year and for preparing and mailing Form 1099 to the Internal Revenue Service (“IRS”), the appropriate recipients and any other state or local agency required by law. Manager shall ensure that the information filed with the IRS, sent to the appropriate recipients and/or filed with any other state or local agency as required by law is correct and filed in a timely manner.

8.5 Cash Management.

(a) All funds collected by or paid to Manager from the operation of each Property should be promptly, and in no event later than three (3) Business Days thereafter, deposited into separate receipt account (each, a “Property Account”) established for each Property by Manager in accordance with the provisions of Section 8.1 of this Agreement (unless Manager is otherwise directed by Owner with respect to a certain Property). All funds in such separate Property Accounts may be swept into a central account (the “Central Account”) in Owner’s name as maintained by Manager, according to the provisions of Section 8.1 of this Agreement. All checks drawn to the order of Owner should be endorsed by Manager for deposit only and deposited in the applicable Property Account. Any interest or other income earned on the assets of the Central Account shall be re-deposited in the Central Account, and shall for federal and state income tax purposes be deemed to be income of the Owner. To the extent funds are available in the Central Account, Manager shall pay the operating expenses of each Property (including, without limitation, (i) amounts required to be paid pursuant to any mortgage or other financial encumbrance, (ii) all taxes, assessments and other impositions and (iii) sums due to Manager under this Agreement subject to notice to Owner pursuant to the terms of this Agreement) and any other payments relative to each Property as required by the terms of this Agreement, unless Manager is otherwise directed by Owner. If at any time funds in the Central Account are not sufficient to pay the expenses incurred in connection with the management and operation of the Properties as expressly authorized by this Agreement, Manager shall submit to Owner a statement of such expenses and the funds that shall be required to satisfy the same, and Owner shall, in its sole discretion, deposit sufficient funds into the Central Account to pay such expenses. Manager shall have no liability to Owner for any amounts in the Central Account which are lost or not covered by insurance if the depository institution at which the Central Account is maintained fails or is otherwise placed in the control of a governmental or quasi-governmental authority and the assets of the Central Account are thereby forfeited in whole or in part, provided such depository institution was selected in accordance with this Section 8.5 or was otherwise previously approved by Owner.

(b) Manager shall not be obligated to make any advance to or for the account of the Owner, or to pay any sum, except out of funds held or provided as set forth in this Agreement, nor shall Manager incur any liability or obligation to Owner, any of its Affiliates or any third party for Damages to the extent arising out of, resulting from or relating to such insufficient funds (including any interest or penalties relating to late or insufficient payments and/or the costs of any returned checks).

ARTICLE 9

ANNUAL BUSINESS PLAN AND BUDGET

9.1 Annual Business Plan and Budget.

(a) The Approved Annual Business Plan and Budget shall be proposed, approved and implemented annually in accordance with the terms of Schedule 4. The Parties agree to reasonably cooperate and consult with each other in connection with the preparation and approval of the Approved Annual Business Plan and Budget. The Parties may mutually agree to modify or amend the process and procedures for proposing, approving and implementing the Approved Annual Business Plan and Budget and, upon such agreement, the Parties shall replace Schedule 4 with a new Schedule 4 reflecting such modification or amendment.

(b) Notwithstanding anything in this Agreement to the contrary, Manager shall use diligent good faith efforts to cause the actual costs of operating and maintaining each Property (in total and on a line item basis (as used in this Agreement, a “line item” shall refer to a major budget category (e.g., payroll, cleaning, and utilities))) not to exceed the Approved Annual Business Plan and Budget (subject to Permitted Variances). Except with respect to an Emergency (as set forth in Section 4.5), Manager shall not, without Owner’s prior written approval, incur any costs or expenses or make any capital expenditures not specifically contemplated by the Approved Annual Business Plan and Budget (subject to Permitted Variances). To the extent reasonably ascertainable in advance, Manager shall notify Owner of any projected variance from the Approved Annual Business Plan and Budget (either in total or in any line item), including any Permitted Variances. Manager shall not transfer any amounts from one expense line item to another (other than from any contingency item to a permitted specific line item or as otherwise approved by Owner in writing). Manager shall notify Owner immediately (or as soon as otherwise reasonably possible) of the necessity for, the nature of, and the cost of, any Emergency.

ARTICLE 10

DUTIES OF OWNER

10.1 Duties of Owner. Owner’s duties and obligations shall include the following:

(a) In the event any governmental agency, authority or department should order the repair, alteration or removal of any structure or matter on any Property, and if, after written notice of the same to Owner from such body, Owner fails to authorize Manager or others to make such repairs, alterations or removal, Manager shall be released from any responsibility in connection therewith, and shall not be answerable to such body for any and all penalties and fines whatsoever imposed because of such failure on Owner’s part.

(b) Owner agrees to fund the Central Account as required under this Agreement and reimburse Manager to the full extent of all monies advanced by Manager with Owner’s approval or at Owner’s direction in carrying out the purpose of this Agreement; provided, however, that nothing contained herein shall oblige Manager to make such advances.

ARTICLE 11

INDEMNIFICATION AND INSURANCE

11.1 Indemnification.

(a) Manager’s Indemnification. Manager shall indemnify, defend and hold harmless Owner and its Affiliates and its and their respective officers, directors and employees (each, an “Owner Indemnified Party” and, collectively, the “Owner Indemnified Parties”) from and against any and all actual losses, damages, liabilities and expenses, including fees and disbursements of counsel (collectively, “Damages”) incurred by any Owner Indemnified Party (including relating to any claims, actions, suits, proceedings, demands, and/or complaints (including any claim or other such matter by a third party)) (collectively, “Proceedings”) in connection with or otherwise caused by or arising out of or attributable to (i) any default by Manager with respect to any of the terms, covenants or conditions of this Agreement (including, without limitation, any breach of the Standards of Conduct or any failure to obtain any consent or approval required pursuant to the terms of this Agreement), (ii) any action by any Manager Indemnified Party (as hereinafter defined) that is beyond the scope of authority conferred upon Manager pursuant to the terms of this Agreement (including, without limitation, fraud, willful misconduct, commission of a criminal act, gross negligence, or acting without authorization hereunder), or (iii) any Bankruptcy Action occurring with respect to Manager.

(b) Owner’s Indemnification. Owner shall indemnify, defend and hold harmless Manager and its Affiliates and its and their respective officers, directors and employees (each, a “Manager Indemnified Party” and, collectively, the “Manager Indemnified Parties”) from and against any and all Damages incurred by any Manager Indemnified Party (including relating to any Proceedings) in connection with or otherwise caused by or arising out of or attributable to this Agreement (including the provision of the Services to Owner), excluding however, (and Owner shall have no liability or obligation to any Manager Indemnified Party for or with respect to) Damages incurred by any Manager Indemnified Party in connection with or otherwise caused by or arising out of or attributable to (i) any default by Manager with respect to any of the terms, covenants or conditions of this Agreement (including, without limitation, any breach of the Standards of Conduct and/ or any failure to obtain any consent or approval required pursuant to the terms of this Agreement), (ii) any action by any Manager Indemnified Party that is beyond the scope of authority conferred upon Manager pursuant to the terms of this Agreement (including, without limitation, fraud, willful misconduct, commission of a criminal act, gross negligence, or acting without authorization hereunder), and/or (iii) any Bankruptcy Action occurring with respect to Manager.

(c) Each of Owner and Manager (or the applicable Indemnified Party) shall notify the applicable Indemnifying Party in writing promptly after it receives notice of the commencement of any claim or Proceeding as to which such Indemnified Party is entitled to indemnification hereunder, provided that the failure to give timely notice shall not affect the Indemnifying Party’s obligation to provide indemnification hereunder except to the extent that the failure to give timely notice is prejudicial to the Indemnifying Party. If requested in writing by any Indemnified Party, the Indemnifying Party shall assume the defense of any Proceeding including by engaging counsel reasonably approved by such Indemnified Party and the payment of the reasonable costs and expenses of such counsel. In the event any Indemnified Party determines, in its reasonable judgment, that there is a conflict of interest by reason of having a common counsel, or if any Indemnifying Party fails to defend any Proceeding promptly following receipt of notice of such Proceeding, then the Indemnified Party may engage separate counsel reasonably selected by such Indemnified Party, and the Indemnifying Party shall pay, as incurred, the reasonable costs and expenses of such counsel. “Indemnified Party” means a Manager Indemnified Party or an Owner Indemnified Party, as applicable. “Indemnifying Party” means Manager or Owner, as applicable, with the indemnification obligation to any Indemnified Party pursuant to the terms of Section 11.1(a) or Section 11.1(b), respectively.

(d) In no event shall any Indemnifying Party be liable for Damages that are exemplary or special, indirect, consequential or punitive damages, unless such Damages (i) are the reasonably foreseeable result of a breach of a representation, warranty, covenant or agreement hereunder or any other matter, circumstance or condition giving rise to the indemnification obligations, or (ii) are awarded pursuant to a third-party claim.

(e) Each Indemnified Party shall look only to the Indemnifying Party and its assets for the collection of any judgment (or other judicial process) requiring the payment of money by the Indemnifying Party in the event any claim is made pursuant to the terms of this Agreement by an Indemnified Party, and no other Person and no other property or assets of any other Person (including (i) any direct or indirect owner of an interest in any Indemnifying Party and (ii) any officers, directors, partners, members, other principals or employees of any Indemnifying Party or any such direct or indirect owner (each, a “Protected Person”)), shall be subject to levy, execution or other enforcement procedures for the satisfaction of any such judgment (or other judicial process). In furtherance of the foregoing, if party hereto (or any related Indemnified Party) shall acquire a lien on any property or assets of any Protected Person, by judgment or otherwise, the other party hereto shall promptly release (or use commercially reasonable efforts to cause to be released) such lien.

(f) The provisions of this Section 11.1 shall survive the expiration or earlier termination of this Agreement.

11.2 Owner’s Insurance. At Owner’s discretion, Manager shall obtain and keep in full force and effect, and at Owner’s cost, the following insurance or such additional insurance as may be required under the terms of any Loan Documents:

(a) Commercial property insurance on special form protecting against physical loss to each Property, including business interruption losses and terrorism losses, in an amount equal to the full replacement cost of each Property. Such property insurance shall contain appropriate clauses pursuant to which the insurance carrier shall waive all rights of subrogation against “Manager” with respect to losses payable under such policy; any deductible or self-insured retention amounts with respect to such insurance shall be the sole and exclusive responsibility of Owner.

(b) Commercial General Liability Insurance, including personal injury liability coverage, naming Manager and any mortgagee or superior lessor as an additional named insured and includes the following minimum primary limits with umbrella/excess liability of $5,000,000 in excess thereof: $1,000,000 each occurrence; and $2,000,000 general aggregate.

(c) Workers’ Compensation in an amount of coverage which is not less than applicable statutory limits of the state(s) in which any employee resides, is hired and in which the Services are being performed.

(d) Employer’s Liability Insurance in the amount of $1,000,000 each accident for bodily injury by accident, $1,000,000 each employee for bodily injury by disease, and $1,000,000 policy limit for bodily injury by disease, or such other amount as may be required by umbrella policy to effect umbrella coverage and Manager shall obtain and deliver to Owner waivers of subrogation.

Any deductible with respect to such insurance shall be primary and the sole and exclusive responsibility of Owner, except to the extent that such liability relates to Manager’s gross negligence or willful misconduct or any act of Manager which is beyond the scope of Manager’s authority under this Agreement. Such liability insurance policies shall be primary and non-contributory with any similar insurance carried by Manager for its account except to the extent that such liability relates to Manager’s indemnification obligations found above. All such policies shall name Manager as additional insured, and shall be endorsed with appropriate waivers of subrogation rights against Manager.

11.3 Manager’s Insurance. Manager throughout the Term, shall maintain in full force and effect, and at its cost, the following kinds of insurance, covering its performance of its obligations in respect of the Properties:

(a) Property insurance for the full replacement value of Manager’s equipment, data, furniture and other personal property kept at any Property or used in connection with Manager’s services. Manager hereby waives all claims against Owner and Tenants at any Property, and, with respect to each of the foregoing, its employees, officers, shareholders, directors, agents, and representatives, for loss or damage to these items, regardless of whether the loss or damage is covered by insurance.

(b) Commercial General Liability Insurance, including coverage for Premises-Operations, Products-Completed Operations, Independent Contracts, Blanket Contractual liability, Personal Injury and Broad form Property Damage, and including Cross Liability and Severability of Interests, with the following minimum limits: $1,000,000 each occurrence; and $1,000,000 general aggregate.

Such policy shall provide coverage on a per occurrence and per location basis and shall be primary and non-contributory per Manager’s indemnification obligations. The contractual liability insurance shall include coverage sufficient to meet the indemnity obligations in this Agreement. Owner and Owner’s lenders and all other parties otherwise designated by the Owner from time to time shall each be added as an additional insured upon request.

(c) Commercial Automobile Liability Insurance, including coverage for owned, non-owned, leased and hired autos, in the minimum amount of $1,000,000 combined single limit for Bodily Injury and Property Damage if automobiles are used in the performance of Manager’s obligations hereunder.

(d) All persons designated by Manager as authorized signatories or who otherwise handle funds for any Property shall be covered by comprehensive fidelity, employee crime and dishonesty insurance maintained by Manager with coverage in the minimum amount of $1,000,000. Owner, in the exercise of its reasonable discretion, may require Manager to increase the amount of such bond at Owner’s expense if Owner determines that circumstances reasonably warrant such increase in view of the risks involved. This policy or bond must include coverage for employee dishonesty, forgery or alteration, money and securities (in and out), computer fraud, funds transfer fraud, and third-party client coverage for Owner’s property. Owner and any other entity as applicable shall be named as loss payee under this policy.

(e) Manager’s Professional Liability Insurance (Errors & Omissions) – Minimum of $1,000,000 limit. This insurance must provide coverage for services performed at any time during the Term. If this policy is claims-made it must include a retroactive date of no later than the Commencement Date.

(f) Employment practices liability insurance covering wrongful acts associated with employment, including wrongful termination, discrimination, and sexual harassment, and a third-party endorsement covering discrimination and sexual harassment, with limits of not less than $1,000,000 general aggregate. If this policy is claims-made it must include a retroactive date of no later than the Commencement Date.

(g) The above-referenced insurance shall be maintained and carried in amounts stated above and with coverages approved by Owner, in Owner’s reasonable judgment, with insurance carriers having an A.M. Best’s insurance rating of “A-“, “VIII” or better, which companies shall be authorized to do business in the states in which the Properties are located, and, notwithstanding anything to the contrary set forth in this Agreement, such insurance amounts and coverages are consistent with insurance carried by leading management companies for similar buildings and properties of similar quality in the metropolitan areas where the Properties are location. All such policies shall name Owner as an additional insured, with the exception of sub-sections (d), (e) and (f) above, and shall be endorsed with appropriate waivers of subrogation rights against Owner, with the exception of sub-sections (d), (e) and (f) above.

(h) Any insurance limits required by this Agreement are minimum limits only and not intended to restrict the liability imposed on Manager for work performed under this Agreement.

11.4 Evidence of Insurance. Manager shall provide Owner with certificates of insurance or other satisfactory documentation, which evidence that the insurance required under this Agreement is in full force and effect at all times. Policies required to be obtained pursuant to Section 11.2 and Section 11.3 must provide that thirty (30) days’ advance written notice of cancellation or non-renewal, except in the event of cancellation due to non-payment of premium wherein ten (10) days advance written notice shall be given. In addition, Manager shall provide Owner with certificates of insurance or other satisfactory documentation in advance of the expiration of any insurance coverage, which shall evidence a renewal or replacement of said policy is in full force and effect.

11.5 General Insurance Provisions. All insurance maintained by Manager pursuant to this Agreement shall be maintained in effect throughout the Term. Manager shall, with regard to the coverages required of it, deliver certificates of insurance to Owner evidencing the required coverages within ten (10) days after the date of this Agreement. If and to the extent the insurance requirements set forth in the documents evidencing or securing any loan made to Owner or any mortgage financing secured by any Property exceed the requirements set forth in this Section 11.5, the more stringent requirements set forth in such Loan Documents shall govern.

11.6 Mutual Waiver of Subrogation. Each of Owner and Manager shall waive all rights of subrogation under their insurance policies referred to in this Section 11.6 and such waiver of subrogation shall not affect the effective date of coverage of such policies and Manager shall obtain an endorsement for policies required pursuant to Sections 11.2 and 11.3, except as expressly set forth herein, if necessary to confirm that the waiver of subrogation herein granted shall in no manner affect the coverage of such policies.

11.7 Manager’s Duties in Case of Loss.

(a) Manager shall notify Owner in writing and Owner’s insurance carrier or property insurance adjuster, according to the carrier’s reporting protocol, of any fire or other damage to any Property that is reasonably expected to exceed $10,000. Manager shall then arrange for an insurance adjuster to view such Property before repairs are started, but in no event shall Manager settle any loss, complete any loss report, adjust any loss, or endorse any loss draft without Owner’s written consent; provided, however, that Manager may settle any loss, complete any loss report, adjust any loss, or endorse any loss draft without Owner’s consent for an amount not to exceed $250,000.00, including the execution of proofs of loss.

(b) Manager shall promptly notify Owner in writing and Owner’s insurance carrier, according to the carrier’s reporting protocol, of any bodily injury or property damage claimed by any Tenant or third party on or with respect to any Property; forward originals to

Owner with a copy to Owner’s counsel of any summons, subpoena, or the like legal document served upon Manager relating to actual or alleged potential liability of Owner, Manager or any Property.

11.8 Survival. The provisions of this Article 11 shall survive the Expiration Date.

ARTICLE 12

NOTICES

12.1 Notices.

(a) In order to be effective, all notices, demands, requests, consents, approvals, disapprovals or other communications required or permitted by this Agreement to be given (any of the foregoing, a “Notice”) must be in writing and (i) delivered by a nationally recognized overnight delivery service, (ii) placed in the United States mail, certified with return receipt requested, properly addressed and with the full postage prepaid, (iii) sent by electronic mail, or (iv) personally delivered by hand. Any Notice shall be deemed to have been received: (A) on the date of sending by e-mail if sent prior to 5:00 P.M. (Eastern Standard Time) on a Business Day (otherwise on the next Business Day), (B) three (3) days after the date such Notice is mailed, (C) one (1) Business Day after delivery to a reputable overnight courier service if delivered prior to 5:00 P.M. (Eastern Standard Time) on a Business Day (otherwise on the next Business Day) and (D) on the date of delivery by hand if delivered prior to 5:00 P.M. (Eastern Standard Time) on a Business Day (otherwise on the next Business Day)

(b) All Notices must be addressed as follows:

If to Manager, to:	c/o Apartment Income REIT Corp. 4582 South Ulster Street, Suite 1700
Attention: Lisa Cohn, President and General Counsel

And to:	c/o Apartment Income REIT Corp. 4582 South Ulster Street, Suite 1700 Attention: Paul Beldin, Executive Vice President and Chief Financial Officer

If to Owner, to:	c/o Apartment Investment and Management Company
4582 South Ulster Street, Suite 1450
Denver, CO 80237
Attention: Jennifer Johnson, General Counsel and Chief Administrative Officer

And to:	c/o Apartment Investment and Management Company
4582 South Ulster Street, Suite 1450

Denver, CO 80237 Attention: Lynn Stanfield, Chief Financial Officer

Notices shall be valid only if delivered in the manner provided above. Each party shall be entitled to change its address for purposes of Notice in writing, communicated in accordance with the provisions of this Section 12.1. Notices given on behalf of a party by its attorneys in the manner provided for in this Section 12.1 shall be considered validly given.

ARTICLE 13

LIMITATIONS

13.1 Assignment Restrictions and Rights.

(a) Except for delegation and sub-contracting rights pursuant to Section 1.5(b), Manager shall not assign or otherwise transfer any of its rights and/or obligations under this Agreement to any Person without the prior written consent of Owner (and the Parties agree that it shall be a default hereunder by Manager if a Change of Control of Manager or its publicly traded parent occurs); provided, however, that Manager may, without the prior written consent of Owner, assign or otherwise transfer any of its rights and/or obligations under this Agreement to any of its Affiliates (but only for so long as such Affiliate remains an Affiliate of Manager).

(b) Owner shall not assign or otherwise transfer any of its rights and/or obligations under this Agreement to any Person without the prior written consent of Manager; provided, however, that Owner may, without the prior written consent of Manager, assign or otherwise transfer any of its rights and/or obligations under this Agreement to any of its Affiliates (but only for so long as such Affiliate remains an Affiliate of Owner).

13.2 Limitation of Authority. Manager shall not, without the prior written approval of Owner:

(a) Make any expenditure, whether from the Central Account or otherwise, or incur any obligation on behalf of Owner, except for (i) expenditures or obligations approved by Owner, (ii) expenditures made and obligations incurred directly pursuant to the Approved Annual Business Plan and Budget (subject to any Permitted Variances) or (iii) expenditures made for an Emergency in accordance with Section 4.5;

(b) Convey or otherwise transfer, pledge, hypothecate, encumber or permit a lien on any Property or any other property or asset of Owner;

(c) Except as set forth in Section 4.2(a), institute or defend lawsuits or other legal or arbitration or mediation proceedings on behalf of Owner without Owner’s approval;

(d) Pledge the credit of Owner;

(e) Obligate Owner for the payment of any fee or commissions to any real estate agent or broker, other than those expressly permitted in this Agreement or in the Approved Annual Business Plan and Budget;

(f) Borrow money or execute any promissory note or other obligation or mortgage, deed of trust, security agreement or other encumbrance in the name of or on behalf of Owner; and

(g) Enter into any dealings concerning any Property or with Tenants of space in any Property for Manager’s own account except as expressly permitted herein; and

The limitations set forth in this Section 13.2 shall be in addition to all other restrictions on the scope and authority of Manager set forth in this Agreement. The terms of this Section 13.2 shall survive the Expiration Date.

ARTICLE 14

CONFIDENTIALITY

14.1 Confidentiality.

(a) Each Party hereto shall keep confidential and shall not disclose, or permit its Affiliates to disclose, (i) any non-public information or materials relating to Owner, any of its Affiliates and/or their respective investments and activities (including the terms of this Agreement and any information relating to the Properties and their operations; provided that Manager shall be allowed to utilize information related to the Properties in its marketing materials, including, without limitation, characteristics of the Properties and overall performance of the Manager) or (ii) any other information exchanged between or among Owner, any of its Affiliates, and/or Manager (including, without limitation, information relating to any party hereto or its Affiliates) in connection herewith or therewith (collectively, “Confidential Information”). Notwithstanding the foregoing, a Party may disclose such Confidential Information (a) upon prior Notice to the other party to the extent the disclosure of such information or materials is expressly required by applicable Legal Requirements, or (b) if the information or materials become publicly known other than through the actions or inactions of such Party or its Affiliates, or any of their respective officers, directors, shareholders, partners, members, employees, representatives, agents or attorneys or violations of this Agreement or any other obligations of confidentiality of any such parties. In addition, each Party may disclose Confidential Information to its Affiliates, and its and their respective officers, directors, shareholders, partners, members, employees, representatives, consultants, agents, attorneys, advisors, financial sources, actual or potential investors, and/or permitted transferees and their respective attorneys and advisors (in each case, whose compliance with this Section 14.1 is warranted by the disclosing Party (provided that such Party shall be deemed to have breached this Section 14.1 if such recipient makes a disclosure that such Party is not permitted to make under this Section 14.1)).

(b) In the event that any Party that is restricted from disclosing Confidential Information pursuant to this Section 14.1 is required to disclose any Confidential Information pursuant to Section 14.1(a) above, such Party shall provide prompt Notice to the other parties so that such other parties may seek a protective order or other appropriate remedy, and the Party required to disclose the Confidential Information shall use reasonable efforts (but without expense to such party) to cooperate with the other parties in any effort undertaken to obtain a protective order or other similar remedy. In the event that such protective order or other remedy is not obtained, the disclosing Party shall only furnish that portion of the Confidential Information that is required pursuant to Section 14.1(a), and such Party shall exercise all reasonable efforts to obtain reasonably reliable assurances that the Confidential Information shall be accorded confidential treatment. For the avoidance of doubt, no Party shall be required to take (or not take, as the case may be) any action that would, or could reasonably be expected to, expose such Party or its Affiliates, or its or their respective officers, directors, shareholders, partners, members or employees, to legal sanctions.

(c) No Party shall, and each Party shall direct and cause its Affiliates and its and their respective representatives not to, without the prior written consent of the other Party, directly or indirectly, issue any press release or make any public comment, statement or communication with respect to this Agreement or any of the terms, conditions or other aspects of this Agreement and/or the transactions contemplated by this Agreement. In addition to the foregoing, no public announcement or communication by any such Party using any other Party’s name or the name of any other Party’s Affiliates shall be made without the prior written consent of such other Party.

ARTICLE 15

LEGAL PROCEEDINGS

15.1 Applicable Law; Waiver of Jury Trial. This Agreement shall, with respect to each Property, be construed in accordance with the laws of the State in which such Property is located, without regard to any conflicts of law provisions that would result in the application of the laws of any other jurisdiction.

TO THE FULLEST EXTENT NOW OR HEREAFTER PERMITTED BY LEGAL REQUIREMENTS, EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY CLAIM. THE PROVISIONS OF THIS SECTION 15.1 SHALL SURVIVE THE CLOSING OR TERMINATION OF THIS AGREEMENT.

15.2 Arbitration/Dispute Resolution.

(a) Appointed Representative. Each Party shall appoint a representative who shall be responsible for administering the dispute resolution provisions in this Section 15.2 (each, an “Appointed Representative”). Each Appointed Representative shall have the authority to resolve any Disputes (as defined below) on behalf of the Party appointing such representative.

(b) Notwithstanding anything to the contrary contained herein, any dispute, controversy or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, enforceability, validity, termination or breach of this Agreement, whether arising in contract or tort, between the Parties (each, a “Dispute” and, collectively, “Disputes”) shall first be referred by either Party for amicable negotiations by the Appointed Representatives by providing written notice of such Dispute in the manner provided by Section 12.1 (a “Dispute Notice”). All documents, communications and information disclosed in the course of such negotiations that are not otherwise independently discoverable shall not be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes.

(i) If, for any reason, a Dispute is not resolved in writing by the Appointed Representatives within thirty (30) days of the date of delivery of the Dispute Notice, or if a Party fails to appoint an Appointed Representative within the periods specified herein, such Dispute shall be submitted to final and binding arbitration administered by the American Arbitration Association (the “AAA”) in accordance with its Commercial Arbitration Rules in effect at the time (the “AAA Rules”), except as modified herein.

(ii) The seat of the arbitration shall be Denver, Colorado.

(iii) The arbitration shall be conducted by three (3) arbitrators. The claimant and respondent shall each appoint one (1) arbitrator within thirty (30) days of receipt by respondent of the demand for arbitration. The two (2) arbitrators so appointed shall appoint the third (3rd) and presiding arbitrator (the “Chairperson”) within thirty (30) days of the appointment of the second (2nd) arbitrator. If any Party fails to appoint an arbitrator, or if the two (2) Party-appointed arbitrators fail to appoint the Chairperson within the time periods specified herein, then any such arbitrator shall, upon any Party’s request, be appointed by the AAA in accordance with the AAA Rules. Any arbitrator selected pursuant to this Section 15.2 shall be neutral and impartial and shall not be affiliated with or an interested person of any party to the Dispute; further, any arbitrator appointed by AAA shall be a retired judge or a practicing attorney with no less than fifteen (15) years of experience with litigation and arbitration involving the multifamily real estate industry and an experienced arbitrator.

(iv) By electing to proceed under the AAA Rules, the parties to the Dispute confirm that any dispute, claim or controversy concerning the arbitrability of a Dispute or the jurisdiction of the arbitral tribunal, including whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the existence, scope, validity interpretation or enforceability of the parties’ agreement to arbitrate, shall be determined by the arbitration tribunal.

(v) Each Party shall submit its claims according to the timetable established by the arbitral tribunal. With respect to each claim advanced in the arbitration, including, without limitation, any claim under the indemnification provisions of Article 11 hereof, each side’s submissions shall specify the proposed determination or resolution that it contends the arbitral tribunal should make (and, if applicable, any monetary relief that it contends that the arbitral tribunal should award) (in each case, the “Proposed Award”), which Proposed Award, if applicable, may be expressed as “zero.” As to each claim for monetary relief, each side’s Proposed Award shall also state whether pre- or post-award interest should be awarded, and if so, at what interest rate, and the date from which such interest (if any) should be calculated.

(vi) There shall be only two (2) Proposed Awards (one for each side of the claim), including, without limitation, any claim for monetary relief and/or any claim under the indemnification provisions of Article 11 hereof. Where there are more than two (2) parties to the arbitration, the arbitral tribunal shall have power to make appropriate directions as to which parties shall comprise each “side” for purposes of submitting Proposed Awards, in every instance to ensure a proper alignment of parties with respect to each such claim.

(vii) In rendering the award or otherwise making any determination or resolution (including, without limitation, as to monetary relief and/or relief under the indemnification provisions of Article 11 hereof), the Chairperson shall be limited to choosing, without modification, the Proposed Award of one of the sides, according to its determination of which Proposed Award most comports with its assessment of the case. Insofar as monetary relief is claimed, the arbitral tribunal shall not award any monetary relief of any kind except as set forth in this Section 15.2; provided that this will not limit the power of the arbitral tribunal: (1) to award relief per paragraph (viii) hereof; (2) to apply any statute of limitation that it determines is applicable to any claim; (3) to dismiss or exclude any claim that it determines is: (A) precluded by any part of this Agreement, and/or (B) beyond the scope of this Section 15.2; (4) to receive and determine dispositive motions in accordance with the AAA Rules; and/or (5) to apportion fees/costs per paragraph (ix) hereof.

(viii) In addition to monetary relief, and/or the making of any other determination or resolution that is primarily at issue in the Dispute, the arbitral tribunal shall be empowered to award equitable relief, including, but not limited to, an injunction and specific performance of any obligation under this Agreement; provided that a claim under the indemnification provisions of Article 11 shall at all times be governed by the procedures set forth in paragraphs (v) through (vii) above.

(ix) The arbitral tribunal shall award the prevailing party its attorneys’ fees and costs reasonably incurred in the arbitration, including the prevailing party’s share of the arbitrator fees and AAA administrative costs.

(x) The Parties intend that this agreement to arbitrate shall be valid, enforceable and irrevocable, and any determination, resolution and/or award made or rendered by the arbitration tribunal shall be final and binding on all the parties to the Dispute. The parties to the dispute agree to comply with any award made in any such arbitration proceedings. Judgment upon any award may be entered in any court of competent jurisdiction, including any court having jurisdiction over any party or any of its assets.

(xi) By agreeing to arbitration, the parties to the Dispute do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect. In any such action brought in court for such provisional remedies or enforcement of any award, each of the parties to the Dispute irrevocably and unconditionally: (A) consents and submits to the non-exclusive jurisdiction and venue of the Courts of the State of Colorado and the

Federal Courts of the United States of America located within the State of Colorado (the “Colorado Courts”); (B) waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any Colorado Court; (C) consents to service of process in the manner provided by this Agreement or in any other manner permitted by Legal Requirements; and (D) WAIVES ANY RIGHT TO TRIAL BY JURY.

(xii) This arbitration, and all prior, subsequent or concurrent judicial proceedings related thereto and permitted herein, shall be conducted pursuant to the Federal Arbitration Act, found at Title 9 of the U.S. Code. The parties to the Dispute intend that the arbitration tribunal shall apply the substantive Laws of the State of Delaware to any Dispute hereunder, without regard to any choice of law principles thereof that would mandate the application of the Laws of another jurisdiction.

(xiii) In order to facilitate the comprehensive resolution of related disputes, all claims between any of the parties to the Dispute that arise under or in connection with this Agreement may be brought in a single arbitration. Upon the request of any party to an arbitration proceeding constituted under this Agreement, the arbitral tribunal shall consolidate such arbitration proceeding with any other arbitration proceeding relating to this Agreement, if the arbitral tribunal determines that (A) there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (B) no party to the Dispute would be unduly prejudiced as a result of such consolidation through undue delay or otherwise. In the event of different rulings on this question by the arbitral tribunal constituted hereunder and another arbitral tribunal constituted under this Agreement, the ruling of the arbitral tribunal constituted first in time shall control, and such arbitral tribunal shall serve as the tribunal for any consolidated arbitration.

(xiv) In the event of a Dispute, each party to the Dispute shall continue to perform its obligations under this Agreement in good faith during the resolution of such Dispute as if such Dispute had not arisen, unless and until this Agreement is terminated in accordance with the provisions hereof.

(xv) Any arbitration hereunder shall be confidential, and the Parties and their agents agree not to disclose to any third party (A) the existence or status of the arbitration, (B) all information made known and documents produced in the arbitration not otherwise in the public domain, and (C) all awards arising from the arbitration, except and to the extent that disclosure is required by applicable Law or is required to protect or pursue a legal right, and in any such case, the Party making such disclosure shall produce only those materials and information that are necessary and shall take reasonable steps to safeguard the confidentiality of the materials and information.

(c) Binding Agreement. The Parties agree that the provisions of this Section 15.2 bind themselves and their Affiliates, and further agree to take all measures to lawfully cause their Affiliates to abide and be bound by the terms of this Section 15.2.

15.3 Cooperation by Manager. Manager shall reasonably cooperate, and shall cause all its employees to reasonably cooperate, in connection with the prosecution or defense of all legal proceedings affecting the Properties or arising in connection with the indemnity obligations of Owner provided for in Section 11.1(b) hereof (but subject to the limitations and allocation of costs therein). The duty of Manager to cooperate shall survive the Expiration Date.

15.4 Cooperation by Owner. Owner shall reasonably cooperate, and shall cause all its employees, agents and representatives to reasonably cooperate, in connection with the prosecution or defense of all legal proceedings arising in connection with the indemnity obligations of Manager provided for in Section 11.1(a) hereof (but subject to the limitations and allocation of costs therein). Owner’s duty to cooperate shall survive the Expiration Date.

ARTICLE 16

MISCELLANEOUS

16.1 Entire Agreement. This Agreement contains the entire agreement among the Parties, and supersedes all prior representations, agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

16.2 Headings. The headings of the various articles and sections of this Agreement have been inserted for convenient reference only and shall not have the effect of modifying or amending the express terms and provisions of this Agreement.

16.3 Successors and Assigns. This Agreement shall be binding upon and, as to permitted or accepted successors, transferees and assigns, inure to the benefit of Manager and Owner and their respective heirs, successors, transferees and assigns, in all cases whether by the laws of descent and distribution, merger, reverse merger, consolidation, sale of assets, other sale, operation of law or otherwise. Nothing contained in this Section 16.3 shall be construed to modify the provisions of Article 13 of this Agreement.

16.4 No Waiver. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any such covenant, duty, agreement or condition. No obligation, covenant, agreement, term or conditions of this Agreement, and no breach of this Agreement shall be waived, altered or modified, except by written instrument. No waiver of any breach shall affect or alter this Agreement, but each and every obligation, covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other then-existing or subsequent breach of this Agreement. Time is of the essence in connection with each and every provision of this Agreement.

16.5 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction or in any respect, then the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, and the parties shall use their commercially reasonable efforts to amend or substitute such invalid, illegal or unenforceable provision with enforceable and valid provisions which would produce as nearly as possible the rights and obligations previously intended by the parties without renegotiation of any material terms and conditions stipulated herein.

16.6 No Third-Party Beneficiary. Subject to the terms of Section 11.1 (and the rights of any Person thereunder), (a) no entity other than Owner and Manager is or shall be entitled to bring any action to enforce any provision of this Agreement, and (b) the provisions of this Agreement are solely for the benefit of and shall be enforceable only by Owner and Manager and their respective successors and assigns as permitted hereunder.

16.7 Unavoidable Delays. Each Party shall be excused from performing its obligations under this Agreement for so long as and to the extent that performance is prevented or delayed by Unavoidable Delay; provided, however, that (a) such Party shall, within thirty (30) days after the beginning of any such Unavoidable Delay, have first notified the other Party in writing of the cause(s) thereof and requested an extension, (b) such Party must diligently seek removal or avoidance of the hindrance, and (c) even though the time for performance may be extended as provided in this Section 16.7, the parties shall remain bound by the other terms, covenants, and agreements of this Agreement.

16.8 Subordination. This Agreement, the rights of Manager hereunder, including the right for Manager to receive any fees hereunder, shall be subordinated to any financing on any Property and to all of the terms, conditions and provisions of the loan documents thereof, and to any renewal, substitution, extension, modification, or replacement thereof. In the event of the foreclosure (or deed in lieu of foreclosure) of any mortgage or deed of trust on any Property, the purchaser of such Property at any such foreclosure sale or grantee under any deed in lieu of such foreclosure may, without any cost or liability to such purchaser or grantee, terminate this Agreement and Manager’s rights hereunder upon thirty (30) days’ written notice to Manager. In no event shall any such purchaser or grantee have any liability for any of the obligations of Owner hereunder arising prior to the date such party acquires any Property. Manager agrees to execute from time to time upon the request of Owner or any such mortgagee such agreements as any such mortgagee of any Property may require in order to further evidence or confirm such subordination and the other provisions of this Section 16.8. Any such subordination shall permit Manager to receive and retain fees earned prior to an event of default under the applicable loan document.

16.9 Joint and Several. If Manager at any time consists of more than one entity, the obligation of all such entities under this Agreement shall be joint and several.

16.10 Exhibits. The exhibits referred to in and attached to this Agreement are incorporated herein in full by reference.

16.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by PDF attached to an email, and such PDF shall, for all purposes, be deemed to be the original signature of such Party whose signature it reproduces, and shall be binding upon such Party.

16.12 Consents and Approvals.

(a) Unless as otherwise expressly set forth herein, if Manager requests the approval or consent of Owner pursuant to this Agreement and Owner does not respond within the requisite time period set forth herein, then Owner shall be deemed to have disapproved such request.

(b) If the consent or approval of any lender or other unaffiliated third party is required in connection with the execution of this Agreement with respect to any Property, (i) Manager shall use commercially reasonable efforts to obtain such consent or approval, (ii) the Parties shall each pay fifty percent (50%) of any related and reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees, costs and disbursements) incurred in obtaining such consent or approval, and (iii) the effectiveness of this Agreement with respect to such Property shall be contingent upon obtaining such consent or approval. If any lender or other unaffiliated third party requires Owner to enter into a separate property management agreement with Manager with respect to any Property, the Parties agree to enter into such separate property management agreement, which separate property management agreement shall be substantially the same as this Agreement except it shall relate solely to such Property.

16.13 OFAC Representations, Warranties, and Indemnification. Owner and Manager each represents and warrants that it is not a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or under any other law, rule, order, or regulation that is enforced or administered by OFAC.

16.14 Non-Business Days. Whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time or by a particular date that ends or occurs on a day other than a Business Day, then such period or date shall be extended until the immediately following Business Day.

16.15 No Personal Data. Notwithstanding anything to the contrary contained in this Agreement, Manager acknowledges and agrees that, in performing its obligations to provide information to Owner hereunder, Manager shall not (and shall cause its Affiliates and its and their employee and representatives to not) without the prior written consent of Owner, provide or make available or accessible to Owner any Personal Data. For the avoidance of doubt, the foregoing restrictions do not apply to any information that is anonymized, or to the street addresses of, and rent amounts payable by Tenants with respect to, any Property. “Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information or biometric information or any other piece of information that allows the identification of such natural person, or any other data which is considered “personal data” (or any similar concept thereto) as defined under applicable privacy laws.

16.16 Other Action. Subject to the terms and conditions of this Agreement, each of the Parties shall cooperate with the other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary to consummate and make effective the terms, conditions or other aspects of this Agreement and/or the transactions contemplated by this Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

OWNER:

AIMCO DEVELOPMENT COMPANY, LLC,
a Delaware limited liability company

By:	/s/ Lynn Stanfield
	Name:	Lynn Stanfield
	Title:	Authorized Person

MANAGER:

AIR PROPERTY MANAGEMENT TRS, LLC,
a Delaware limited liability company

By:	/s/ Paul Beldin
	Name:	Paul Beldin
	Title:	Authorized Person

Signature Page to Property Management Agreement

EXHIBIT A

SCHEDULE OF MANAGED PROPERTIES

	Property Name	Property Address
1.	Prism	50 Rogers Street, Cambridge, MA 02142
2.	The Fremont	13021 E. 21st Avenue, Aurora, CO 80045
3.	Flamingo South Beach – North Tower	1508 Bay Road, Miami Beach, FL 38139
4.	707 Leahy	707 Leahy Street, Redwood City, CA 94061

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EXHIBIT B

MANAGEMENT FEE AND CONSTRUCTION MANAGEMENT FEE

A. Owner shall pay (or shall cause the applicable Property Owner to pay) to Manager a monthly management fee (the “Management Fee”) equal to three percent (3%) of Gross Operating Revenue (as defined below) from each Property, monthly in arrears, prorated on a daily basis for any partial month as and when provided in Section 3.1 of this Agreement.

B. For all purposes hereof, “Gross Operating Revenue” means all monthly revenues actually received, on a cash basis, derived from the operations of each Property, including, without limitation:

(i)

Tenant rentals and other amounts collected with respect to Leases for each month during the Term, including collections from the apartment Tenants for water, sewer and trash reimbursements, if any, in accordance with any Residential Lease provisions;

(ii)	insurance proceeds (if any) attributable to rental loss or business interruption;

(iii)	parking fees, garage, carport, and storage closet rentals, if any, not included with Residential Leases;

(iv)	revenue from coin-operated machines;

(v)	Owner’s share of vendor income proceeds from Contracts; and

(vi)

any and all other income related to Manager’s management of any Property, including, without limitation, air rights fees, pet fees, late rental fees, lease termination fees, cleaning fees, security fees and damage fees.

Gross Operating Revenue shall not include:

(i)	capital contributions by Owner or any interest thereon;

(ii)	proceeds from the refinancing of any loan or any voluntary conversion, sale, exchange or other disposition of any Property or any portion thereof;

(iii)	casualty insurance proceeds (exclusive of rental loss or business interruption proceeds);

(iv)	proceeds of condemnation awards;

(v)	any deposits including rental, security, damage, or cleaning deposits, including any such amounts forfeited by Tenants (unless applied to unpaid rent);

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(vi)	abatement or refund of real estate taxes or other taxes; and

(vii)	discounts and dividends on insurance policies.

C. If applicable, Owner shall pay (or shall cause the applicable Property Owner to pay) to Manager a construction management fee (the “Construction Management Fee”) equal to 7.5% of the Costs (as hereinafter defined) relating to any Material Construction Work. “Costs” means, collectively, all actual, direct and indirect, costs relating to such Material Construction Work, including, without limitation, (i) all costs and expenses relating to the actual construction, including labor, materials, finishes and utility installations, (ii) all costs and expenses associated with the planning, design and coordination of the project, including architectural, planning and engineering fees, legal fees, permit fees and other similar costs and/or fees (including related professional services and any supervisory on-site personnel) and (iii) any expenditure capitalized in accordance with GAAP as applied by Manager. In the event any Tenant is required to pay a fee to Owner or Manager for any Tenant improvement work performed by Manager (or its sub-manager(s)) under an approved Lease, then the amount of the Construction Management Fee due from Owner to Manager shall be offset by the amount of any such fee due from the applicable Tenant, and Manager shall be entitled to collect the full amount of such fee due from the applicable Tenant.

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